                                                                  Execution Copy

                                                                   EXHIBIT 10.15

                              AMENDED AND RESTATED

                       FOURTH SECURED TERM LOAN AGREEMENT

                                   DATED AS OF

                                 AUGUST 1, 2003

                             MSX INTERNATIONAL, INC.
                            MSX INTERNATIONAL LIMITED
                                  AS BORROWERS

                                       AND

                          COURT SQUARE CAPITAL LIMITED
                                    AS LENDER

                                TABLE OF CONTENTS

                                                                                                                    PAGE
ARTICLE 1 DEFINITIONS............................................................................................     2
         SECTION 1.1.          Certain Defined Terms.............................................................     2
         SECTION 1.2.          Other Definitions; Rules of Construction..........................................    30
         SECTION 1.3.          Accounting Terms and Determinations...............................................    31

ARTICLE 2 AMOUNT AND TERMS OF NOTES AND LOANS; EXCHANGE..........................................................    31
         SECTION 2.1.          Loans and Notes...................................................................    31
         SECTION 2.2.          Interest on the Loan; Tax Amounts.................................................    31
         SECTION 2.3.          Prepayments and Payments..........................................................    34
         SECTION 2.4.          Intentionally Omitted.............................................................    37
         SECTION 2.5.          Fees..............................................................................    37
         SECTION 2.6.          Guaranties; Security and Collateral...............................................    37

ARTICLE 3 CONDITIONS.............................................................................................    39
         SECTION 3.1.          Conditions to this Agreement......................................................    39

ARTICLE 4 REPRESENTATIONS AND WARRANTIES.........................................................................    40
         SECTION 4.1.          Corporate Existence and Power.....................................................    40
         SECTION 4.2.          Corporate Authority...............................................................    41
         SECTION 4.3.          Binding Effect....................................................................    41
         SECTION 4.4.          Subsidiaries......................................................................    41
         SECTION 4.5.          Proceedings.......................................................................    41
         SECTION 4.6.          Financial Condition...............................................................    41
         SECTION 4.7.          Consents, Etc.....................................................................    42
         SECTION 4.8.          Taxes.............................................................................    42
         SECTION 4.9.          Title to Properties; Applicable Agreements........................................    43
         SECTION 4.10.         ERISA.............................................................................    43
         SECTION 4.11.         Disclosure........................................................................    43
         SECTION 4.12.         Environmental and Safety Matters..................................................    43
         SECTION 4.13.         No Default........................................................................    44
         SECTION 4.14.         Intellectual Property.............................................................    44
         SECTION 4.15.         Labor Matters.....................................................................    44
         SECTION 4.16.         Solvency..........................................................................    45
         SECTION 4.17.         Not an Investment Company.........................................................    45
         SECTION 4.18.         Insurance.........................................................................    45

ARTICLE 5 AFFIRMATIVE COVENANTS..................................................................................    46
         SECTION 5.1.          SEC Reports.......................................................................    46
         SECTION 5.2.          Additional Security and Collateral................................................    46

         SECTION 5.3.          Real Estate Mortgages and Filings.................................................    47
         SECTION 5.4.          Designation of Restricted and Unrestricted Subsidiaries...........................    47
         SECTION 5.5.          Compliance Certificate............................................................    49
         SECTION 5.6.          Further Instruments and Acts......................................................    49
         SECTION 5.7.          Payment of Taxes and Other Claims.................................................    49
         SECTION 5.8.          Corporate Existence...............................................................    49

ARTICLE 6 NEGATIVE COVENANTS.....................................................................................    49
         SECTION 6.1.          Limitation on Incurrence of Indebtedness..........................................    49
         SECTION 6.2.          Limitation on Liens...............................................................    51
         SECTION 6.3.          Limitation on Sale of Assets and Subsidiary Stock.................................    51
         SECTION 6.4.          Limitation on Restricted Payments.................................................    53
         SECTION 6.5.          Limitation on Affiliate Transactions..............................................    55
         SECTION 6.6.          Impairment of Security Interests..................................................    56
         SECTION 6.7.          Limitations on Restrictions on Distributions from Restricted Subsidiaries.........    57
         SECTION 6.8.          Limitation on Issuance or Sale of Capital Stock of Restricted Subsidiaries........    58
         SECTION 6.9.          Merger and Consolidation..........................................................    58
         SECTION 6.10.         Waiver of Stay, Extension and Usury Laws..........................................    61
         SECTION 6.11.         Limitation on Capital Expenditures................................................    61
         SECTION 6.12.         Prohibited Transfers of Accounts Receivable.......................................    61

ARTICLE 7 DEFAULTS AND REMEDIES..................................................................................    61
         SECTION 7.1.          Events of Default.................................................................    61
         SECTION 7.2.          Remedies..........................................................................    63

ARTICLE 8 MISCELLANEOUS..........................................................................................    65
         SECTION 8.1.          Participations in Loans and Notes.................................................    65
         SECTION 8.2.          Expenses..........................................................................    65
         SECTION 8.3.          Indemnity.........................................................................    66
         SECTION 8.4.          Amendments and Waivers............................................................    67
         SECTION 8.5.          Independence of Covenants.........................................................    67
         SECTION 8.6.          Notices...........................................................................    67
         SECTION 8.7.          Survival of Warranties and Certain Agreements.....................................    69
         SECTION 8.8.          Failure or Indulgence Not Waiver; Remedies Cumulative.............................    69
         SECTION 8.9.          Severability......................................................................    70
         SECTION 8.10.         Headings..........................................................................    70
         SECTION 8.11.         Applicable Law....................................................................    70
         SECTION 8.12.         Successors and Assigns; Subsequent Holders of Notes...............................    70
         SECTION 8.13.         Consent to Jurisdiction and Service of Process....................................    70
         SECTION 8.13.         APPEAL............................................................................    71
         SECTION 8.14.         Waiver of Jury Trial..............................................................    71
         SECTION 8.15.         Counterparts; Effectiveness.......................................................    71

         SECTION 8.16.         Entirety..........................................................................    71
         SECTION 8.17.         Confidentiality...................................................................    72
         SECTION 8.18.         Conversion of Currency............................................................    72
         SECTION 8.19.         Acknowledgments...................................................................    73
         SECTION 8.20.         Reaffirmation; Release............................................................    73

                                    Schedules

Schedule 4.4   -  Subsidiaries
Schedule 4.8   -  Taxes
Schedule 4.15  -  Labor Matters

                                    Exhibits

Exhibit A-1    -  Form of Amended and Restated Company Note
Exhibit A-2    -  Form of MSX Limited Note
Exhibit B-1    -  Form of Amended and Restated Guaranty (Subsidiaries)
Exhibit B-2    -  Form of Guaranty (Company)
Exhibit C-1    -  Form of Amended and Restated Pledge Agreement (Company)
Exhibit C-2    -  Form of Amended and Restated Pledge Agreement (Subsidiaries)
Exhibit D-1    -  Form of Amended and Restated Security Agreement (Company)
Exhibit D-2    -  Form of Amended and Restated Security Agreement (Subsidiaries)
Exhibit D-3    -  Form of U.K. Deed

                  AMENDED AND RESTATED FOURTH SECURED TERM LOAN AGREEMENT (the "Agreement"), dated as of August 1, 2003, by and among MSX INTERNATIONAL, INC., a Delaware corporation (the "Company"), MSX INTERNATIONAL LIMITED, a company incorporated under the laws of England and Wales ("MSX Limited" and together with the Company, each a "Borrower" and collectively the "Borrowers"), and COURT SQUARE CAPITAL LIMITED, a Delaware corporation (the "Lender").

                  WHEREAS, the Company and Lender are parties to that certain Second Secured Term Loan Agreement, dated as of July 31, 2002, as amended by the First Amendment to Second Secured Term Loan Agreement dated as of February 14, 2003 (the "Original Agreement"), under which (i) the Lender made a loan to the Company in the amount of $15,450,000 and (ii) the Lender may be required to make one or more additional loans to the Company in an aggregate amount of up to $10,769,105.90 (the "Credit Support Loan"), in accordance with the terms of the Funding Agreement (as defined herein).

                  WHEREAS, the Company desires to refinance certain debt obligations by entering into (i) that certain Amended and Restated Credit Agreement, dated the date hereof, among the Company, each of the borrowing subsidiaries of the Company party thereto from time to time, the lenders party thereto from time to time (the "Senior Lenders") and Bank One, N.A., a national banking association, as agent for the Senior Lenders (as amended or modified from time to time, the "Restated Senior Credit Agreement"), (ii) that certain Senior Secured Indenture, dated the date hereof, among the Company and MSX Limited as issuers, the subsidiary guarantors named therein and BNY Midwest Trust Company, as trustee (as amended or modified from time to time, the "Senior Secured Note Indenture") and (iii) the Third Lien Loan Agreement (as defined herein).

                  WHEREAS, in conjunction with entering into the Restated Senior Credit Agreement, the Senior Secured Note Indenture and the Third Lien Loan Agreement, the Company and MSX Limited have requested that the Lender consent to the incurrence of the indebtedness contemplated by the Senior Secured Note Indenture and Third Lien Loan Agreement and amend and restate the Original Agreement to, among other things, (i) exchange all promissory notes of the Company outstanding under the Original Agreement for new promissory notes of the Borrowers, (ii) extend the maturity date of the notes and (iii) revise certain covenants and events of default contained herein. The Lender is willing to give its and consent and to amend and restate the Original Agreement provided that the Funding Agreement and Lender's obligation to make any Credit Support Loans are terminated, and on the other terms and conditions of this Agreement.

                  WHEREAS, it is the intent of the parties hereto that this Agreement does not constitute a novation of the rights, obligations and liabilities of the respective parties existing under the Original Agreement, and such rights, obligations and liabilities (except for obligations relating to the Credit Support Loans) shall continue and remain outstanding as modified herein, and that this Agreement amends and restates in its entirety the Original Agreement.

                  NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, the Borrower and the Lender hereby agree that, effective as of the Effective Date, the Original Agreement is hereby amended and restated in its entirety to read as follows:

                              ARTICLE 1 DEFINITIONS

                  SECTION 1.1.      Certain Defined Terms.

                  The following terms used in this Agreement shall have the following meanings:

                  "Acquired Indebtedness" means Indebtedness of a Person or any of its Subsidiaries existing at the time such Person becomes a Restricted Subsidiary of the Company or at the time it merges or consolidates with or into the Company or any of its Restricted Subsidiaries or assumed in connection with the acquisition of assets from such Person and in each case not incurred by such Person in connection with, or in anticipation or contemplation of, such Person becoming a Restricted Subsidiary of the Company or such acquisition, merger or consolidation. Acquired Indebtedness shall be deemed to be Incurred on the date of the related acquisition of assets from a Person on the date the acquired Person becomes a Restricted Subsidiary.

                  "Act" means the Securities Act of 1933, as amended.

                  "Additional Amounts" means such "Additional Amounts" (as defined in the Senior Secured Note Indenture) as may be required to be paid by MSX Limited on the U.K. Senior Secured Notes in accordance with the terms of the Senior Secured Note Indenture.

                  "Additional Tax Amounts" has the meaning set forth in Section 2.2(e) of this Agreement.

                  "Additional Assets" means (i) any property or assets (other than Indebtedness and Capital Stock) in a Related Business, including improvements to existing assets, used by the Company or a Restricted Subsidiary in a Related Business; (ii) the Capital Stock of a Person that becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by the Company or another Restricted Subsidiary; provided, however, that any such Restricted Subsidiary is primarily engaged in a Related Business; (iii) Capital Stock constituting an additional equity interest in any Person that at such time is a Restricted Subsidiary that is not a Wholly-Owned Subsidiary; or (iv) the costs of improving or developing any property owned by the Company or a Restricted Subsidiary that is used in a Related Business.

                  "Affiliate" of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, "control" when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms

"controlling" and "controlled" have meanings correlative to the foregoing. For purposes of Section 6.4 (Limitation on Restricted Payments), Section 6.5 (Limitation on Affiliate Transactions) and Section 6.3 (Limitations on Sales of Assets and Subsidiary Stock) only, "Affiliate" shall also mean any beneficial owner of Capital Stock representing 10% or more of the total voting power of the Voting Stock (on a fully diluted basis) of the Company or of rights or warrants to purchase such Capital Stock (whether or not currently exercisable) and any Person who would be an Affiliate of any such beneficial owner pursuant to the first sentence hereof.

                  "Affiliate Transaction" has the meaning assigned to it in
Section 6.5(a) of this Agreement.

                  "Agent" means Bank One, NA, as agent under the Senior Credit Facility, and any replacement or substitute agent under the Senior Credit Facility.

                  "Applicable Agreements" mean any bond, debenture, note, or other evidence of indebtedness, indenture, mortgage, deed of trust, lease, or any other agreement or instrument to which the Company or any of its Subsidiaries is a party or by which any of them or their respective property is bound.

                  "Applicable Indebtedness" means:

                  (1) in respect of any asset that is the subject of an Asset Disposition at a time when such asset is included in the Collateral, Pari Passu Indebtedness or Indebtedness of a Subsidiary of the Company that, in each case, is secured at such time by Collateral under a Lien that is senior or prior to the Lien securing the Senior Secured Notes pursuant to the Collateral Agreements; or

                  (2) in respect of any other asset, any Pari Passu Indebtedness or any unsubordinated Indebtedness of any Guarantor, and in the case of an Asset Disposition by a Subsidiary that is not a Guarantor, Indebtedness of such Subsidiary, or any other obligations under the Senior Credit Facility.

                  "Applicable Pari Passu Indebtedness" means:

                  (1) in respect of any asset that is the subject of an Asset Disposition at a time when such asset is included in the Collateral, Pari Passu Indebtedness that is secured at such time by all or any part of the Collateral; or

                  (2) in respect of any other asset, any Pari Passu
         Indebtedness.

                  "Asset Disposition" means any sale, lease, transfer, Sale/Leaseback Transaction or other disposition (or series of related sales, leases, transfers or dispositions) by the Company or any Restricted Subsidiary, including any disposition by means of a merger, consolidation or similar transaction (each referred to for the purposes of this definition as a "disposition"), of

                  (i) any shares of Capital Stock of a Restricted Subsidiary (other than directors' qualifying shares and shares owned by foreign shareholders to the extent required by applicable local laws in foreign countries),

                  (ii) all or substantially all the assets of any division, business segment or comparable line of business of the Company or any Restricted Subsidiary or

                  (iii) any other assets of the Company or any Restricted Subsidiary outside of the ordinary course of business of the Company or such Restricted Subsidiary.

         Notwithstanding the foregoing, the term "Asset Disposition" shall not include: (x) a disposition by a Restricted Subsidiary to the Company or by the Company or a Restricted Subsidiary to a Guarantor, (y) for purposes of Section
6.3 (Limitation on Sales of Assets and Subsidiary Stock), a disposition that constitutes a Permitted Investment or a Restricted Payment permitted by the covenant described under Section 6.4 (Limitation on Restricted Payments), and
(z) any single disposition or series of related dispositions of assets having a fair market value of less than $1,000,000.

                  "Assignees" has the meaning assigned to it in Section 8.1(b) of this Agreement.

                  "Attributable Debt" in respect of a Sale/Leaseback Transaction means, as at the time of determination, the present value (discounted at the interest rate borne by the Senior Secured Notes, compounded annually) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale/Leaseback Transaction (including any period for which such lease has been extended).

                  "Average Life" means, as of the date of determination, with respect to any Indebtedness or Preferred Stock, the quotient obtained by dividing (i) the sum of the products of the numbers of years from the date of determination to the dates of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Preferred Stock multiplied by the amount of such payment by (ii) the sum of all such payments.

                  "Bankruptcy Code" means the Bankruptcy Reform Act of 1978, as amended, and codified 11 U.S.C. Sections 101 et seq.

                  "Bankruptcy Law" has the meaning assigned to it in Section 7.1 of this Agreement.

                  "Board of Directors" means the Board of Directors of the Company or MSX Limited, as applicable, or any committee thereof duly authorized to act on behalf of such Board of Directors.

                  "Borrowers" has the meaning assigned to that term in the introduction to this Agreement and shall include any successors and permitted assignees of the Loans or Notes in accordance with Section 8.1 hereof.

                  "Business Day" means each day that is not a Legal Holiday.

                  "Capital Expenditures" means for any period all direct or indirect (by way of acquisition of securities of a Person or the expenditure of cash or the transfer of property or the incurrence of Indebtedness) expenditures in respect of the purchase or other acquisition of fixed or capital assets determined in conformity with GAAP.

                  "Capital Lease Obligations" means an obligation that is required to be classified and accounted for as a capital lease for financial reporting purposes in accordance with GAAP, and the amount of Indebtedness represented by such obligation shall be the capitalized amount of such obligation determined in accordance with GAAP; and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty.

                  "Capital Stock" of any Person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any Preferred Stock, but excluding any debt securities convertible into such equity.

                  "Cash" means such coin or currency of the United States of America as at the time of payment shall be legal tender for the payment of public and private debts.

                  "Cash Equivalents" means (i) cash in Dollars or, so long as not held for speculative purposes, any Eligible Currency, (ii) securities issued or directly and fully guaranteed or insured by the United States of America, France, Germany, the U.K., any other member state of the European Union, Australia or any other sovereign nation acceptable to the Lender or any agency or instrumentality thereof having maturities of not more than six months from the date of acquisition, (iii) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either Standard & Poor's Corporation ("S&P") or Moody's Investors Service, Inc. ("Moody's"), (iv) certificates of deposit and eurodollar time deposits with maturities of six months or less from the date of acquisition, bankers' acceptances with maturities not exceeding six months and overnight bank deposits, in each case with any Lender or with any domestic or foreign commercial bank or U.S. branch of a foreign bank licensed under the laws of the United States or a State thereof having capital and surplus in excess of $250,000,000 and a Keefe Bank Watch Rating of "B" or better or the equivalent rating from comparable foreign rating agencies, and certificates of deposit and time deposits with maturities of one month or less from the date of acquisition and overnight bank deposits with reputable foreign commercial banks, (v) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (ii), (iii) and (iv) above entered into with any financial institution meeting the qualifications specified in clause (iv) above, (vi) commercial paper having one of the two highest ratings obtained from Moody's or S&P or the equivalent ratings from comparable foreign rating agencies and in each case maturing within six months after the date of acquisition and (vii) investments in money market funds which invest substantially all their assets in securities of the type described in clauses (i) through (vi) above.

                  "Cash Management Obligations" means, with respect to any Person, all obligations, whether absolute or contingent, of such Person in respect of overdrafts, returned items and other liabilities owed to any other Person that arises from treasury, depository, foreign exchange (including without limitation foreign currency hedging obligations) or cash management services, including without limitation in connection with any automated clearing house transfers of funds, wire transfer services, controlled disbursement accounts or similar transactions, and all obligations in connection with any commercial credit cards or stored value cards..

                  "Change of Control" means the occurrence of one or more of the following events:

                  (1) prior to the first public offering of common stock of the Company or MSX Limited, as applicable, the Permitted Holders cease to be entitled (by "beneficial ownership" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act) of Voting Stock, contract or otherwise) to elect or cause the election of directors having a majority in the aggregate of the total voting power of the Board of Directors, whether as a result of issuance of securities of the Company or MSX Limited, as applicable, any merger, consolidation, liquidation or dissolution of the Company or MSX Limited, as applicable, any direct or indirect transfer of securities by the Permitted Holders or otherwise (for purposes of this clause (i) and clause (ii) below, the Permitted Holders shall be deemed to beneficially own any Voting Stock of any entity (the "specified entity") held by any other entity (the "parent entity") so long as the Permitted Holders beneficially own (as so defined), directly or indirectly, in the aggregate a majority of the voting power of the Voting Stock of such parent entity);

                  (2) after the first public offering of common stock of the Company or MSX Limited, as applicable, after the Effective Date, any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than one or more Permitted Holders, is or becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that for purposes of this clause (2) such person shall be deemed to have "beneficial ownership" of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 35% of the total voting power of the Voting Stock of the Company or MSX Limited, as applicable, and one or more Permitted Holders beneficially own (as defined in clause (1) above), directly or indirectly, in the aggregate a lesser percentage of the total voting power of the Voting Stock of the Company or MSX Limited, as applicable, than such other Person and do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the Board of Directors of the Company or MSX Limited, as applicable;

                  (3) during any two year period, individuals who on the Effective Date constituted the Board of Directors of the Company or MSX Limited, as applicable (together with any new directors whose election by such shareholders of the Company or MSX Limited, as applicable, or whose nomination for election by the Board of Directors of the Company or MSX Limited, as applicable, was approved by a vote of a majority of the directors of the Company or MSX Limited, as applicable, then still in office who were either directors on the Effective Date or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of the Company or MSX Limited, as applicable, then in office;

                  (4) the approval by the holders of Capital Stock of the Company or MSX Limited, as applicable, of a plan for the liquidation or dissolution of the Company or MSX Limited, as applicable; or

                  (5) the merger or consolidation of the Company or MSX Limited, as applicable, with or into another Person or the merger of another Person with or into the Company or MSX Limited, as applicable, or the sale of all or substantially all the assets of the Company or MSX Limited, as applicable, (determined on a consolidated basis) to another Person (other than, in all such cases, a Person that is controlled by one or more of the Permitted Holders), other than a transaction following which (A) in the case of a merger or consolidation transaction, holders of securities that represented 100% of the Voting Stock of the Company or MSX Limited, as applicable, immediately prior to such transaction (or other securities into which such securities are converted as part of such merger or consolidation transaction) own directly or indirectly at least a majority of the voting power of the Voting Stock of the surviving Person in such merger or consolidation transaction immediately after such transaction or have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the Board of Directors of the Company or MSX Limited, as applicable, and (B) in the case of a sale of assets transaction, each transferee becomes an obligor in respect of the Notes and a Subsidiary of the transferor of such assets.

A Change of Control of MSX Limited does not constitute a Change of Control of the Company.

                  "Charged Assets" shall have the meaning set forth in the U.K. Deed.

                  "Code" means the Internal Revenue Code of 1986, as amended.

                  "Collateral" shall means all collateral (other than Excluded Collateral) securing the Obligations as set forth in Section 2.6 hereof, the Charged Assets and any other property, whether now owned or hereafter acquired, upon which a Lien securing the Obligations is granted or purported to be granted under any Security Document.

                  "Collateral Agent" means the collateral agent under the Indenture Security Agreement and each Mortgage, which shall initially be the Trustee.

                  "Collateral Agreements" means, collectively, the Intercreditor Agreement, the Indenture Security Agreement, the Indenture U.K. Deed and each Mortgage, in each case, as the same may be in force from time to time.

                  "Commitments" has the meaning assigned to such term in the Senior Credit Facility.

                  "Company" means MSX International, Inc., a Delaware corporation, together with its permitted successors and assigns.

                  "Company Guarantee" means the Guarantee of the Company of MSX Limited's obligations with respect to the U.K. Senior Secured Notes.

                  "Company Notes" means one or more of the notes of the Company issued pursuant to the terms and conditions of Sections 2.1 or 8.1 hereof, substantially in the form of Exhibit A-1 to this Agreement.

                  "Consolidated Coverage Ratio" as of any date of determination means the ratio of: (i) the aggregate amount of EBITDA for the period of the most recent four consecutive fiscal quarters ending at least 45 days (or, if less, the number of days after the end of such fiscal quarter as the consolidated financial statements of the Company shall be available) prior to the date of such determination to (ii) Consolidated Interest Expense for such four fiscal quarters; provided, however, that:

                  (1) if the Company or any Restricted Subsidiary has Incurred any Indebtedness since the beginning of such period that remains outstanding on such date of determination or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio is an Incurrence of Indebtedness, or both, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving effect on a pro forma basis to such Indebtedness as if such Indebtedness had been Incurred on the first day of such period and the discharge of any other Indebtedness repaid, repurchased, defeased or otherwise discharged with the proceeds of such new Indebtedness as if such discharge had occurred on the first day of such period (except that, in the case of Indebtedness used to finance working capital needs incurred under a revolving credit or similar arrangement, the amount thereof shall be deemed to be the average daily balance of such Indebtedness during such four-fiscal-quarter period);

                  (2) if since the beginning of such period the Company or any Restricted Subsidiary shall have made any Asset Disposition, the EBITDA for such period shall be reduced by an amount equal to the EBITDA (if positive) directly attributable to the assets which are the subject of such Asset Disposition for such period, or increased by an amount equal to the EBITDA (if negative) directly attributable thereto for such period, and Consolidated Interest Expense for such period shall be reduced by an amount equal to the Consolidated Interest Expense directly attributable to any Indebtedness of the Company or any Restricted Subsidiary repaid, repurchased, defeased, assumed by a third person (to the extent the Company and its Restricted Subsidiaries are no longer liable for such Indebtedness) or otherwise discharged with respect to the Company and its continuing Restricted Subsidiaries in connection with such Asset Disposition for such period (or, if the Capital Stock of any Restricted Subsidiary is sold, the Consolidated Interest Expense for such period directly attributable to the Indebtedness of such

Restricted Subsidiary to the extent the Company and its continuing Restricted Subsidiaries are no longer liable for such Indebtedness after such sale);

                  (3) if since the beginning of such period the Company shall have consummated a Public Equity Offering following which there is a Public Market, Consolidated Interest Expense for such period shall be reduced by an amount equal to the Consolidated Interest Expense directly attributable to any Indebtedness of the Company or any Restricted Subsidiary repaid, repurchased, defeased or otherwise discharged with respect to the Company and its Restricted Subsidiaries in connection with such Public Equity Offering for such period;

                  (4) if since the beginning of such period the Company or any Restricted Subsidiary (by merger or otherwise) shall have made an Investment in any Restricted Subsidiary (or any Person which becomes a Restricted Subsidiary) or an acquisition of assets, which acquisition constitutes all or substantially all of an operating unit of a business, including any such Investment or acquisition occurring in connection with a transaction requiring a calculation to be made hereunder, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto (including the Incurrence of any Indebtedness) as if such Investment or acquisition occurred on the first day of such period; and

                  (5) if since the beginning of such period any Person (that subsequently became a Restricted Subsidiary or was merged with or into the Company or any Restricted Subsidiary since the beginning of such period) shall have made any Asset Disposition, any Investment or acquisition of assets that would have required an adjustment pursuant to clause (3) or (4) above if made by the Company or a Restricted Subsidiary during such period, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto as if such Asset Disposition, Investment or acquisition occurred on the first day of such period.

                  For purposes of this definition, whenever pro forma effect is to be given to an acquisition of assets, the amount of income or earnings relating thereto and the amount of Consolidated Interest Expense associated with any Indebtedness Incurred in connection therewith, the pro forma calculations shall be determined in good faith by a responsible financial or accounting Officer of the Company in accordance with Article 11 of Regulation S-X. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Interest Rate Agreement applicable to such Indebtedness if such Interest Rate Agreement has a remaining term in excess of 12 months).

                  "Consolidated Interest Expense" means, for any period, the total interest expense of the Company and its consolidated Restricted Subsidiaries, plus, to the extent not included in such total interest expense, and to the extent incurred by the Company or its Restricted Subsidiaries, (i) interest expense attributable to Capital Lease Obligations, (ii) amortization of debt discount, (iii) capitalized interest, (iv) non-cash interest expenses, (v) commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing, (vi) net costs associated with Hedging Obligations (including amortization of fees), and (vii) interest actually paid on any Indebtedness of any other Person that is Guaranteed by the Company or any Restricted Subsidiary.

                  "Consolidated Net Income" means, for any period, the net income of the Company and its consolidated Subsidiaries; provided, however, that there shall not be included in such Consolidated Net Income:

                  (i) any net income (or loss) of any Person if such Person is not a Restricted Subsidiary, except that subject to the exclusion contained in clause (iv) below, the Company's equity in the net income of any such Person for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Person during such period to the Company or a Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution paid to a Restricted Subsidiary, to the limitations contained in clause (iii) below);

                  (ii) for purposes of subclause (a)(3)(A) of Section 6.4 (Limitation on Restricted Payments) only, any net income (or loss) of any Person acquired by the Company or a Subsidiary in a pooling of interests transaction for any period prior to the date of such acquisition;

                  (iii) any net income of any Restricted Subsidiary if such Restricted Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions by such Restricted Subsidiary, directly or indirectly, to the Company, except that (A) subject to the exclusion contained in clause (iv) below, the Company's equity in the net income of any such Restricted Subsidiary for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash that could have been distributed by such Restricted Subsidiary consistent with such restriction during such period to the Company or another Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution paid to another Restricted Subsidiary, to the limitation contained in this clause) and (B) the Company's equity in a net loss of any such Restricted Subsidiary for such period shall be included in determining such Consolidated Net Income;

                  (iv) any gain (or loss) realized upon the sale or other disposition of any assets of the Company or its consolidated Subsidiaries (including pursuant to any sale-and-leaseback arrangement) which is not sold or otherwise disposed of in the ordinary course of business and any gain (or loss) realized upon the sale or other disposition of any Capital Stock of any Person;

                  (v)      extraordinary gains or losses; and

                  (vi) the cumulative effect of a change in accounting principles.

                  Notwithstanding the foregoing, for the purposes of Section 6.4 (Limitation on Restricted Payments) only, there shall be excluded from Consolidated Net Income any dividends, repayments of loans or advances or other transfers of assets from Unrestricted Subsidiaries to the

Company or a Restricted Subsidiary to the extent such dividends, repayments or transfers increase the amount of Restricted Payments permitted under such Section pursuant to clause (a)(3)(D) thereof.

                  "Consolidated Net Worth" means the total of the amounts shown on the balance sheet of the Company and its consolidated Subsidiaries, determined on a consolidated basis in accordance with GAAP, as of the end of the most recent fiscal quarter of the Company ending at least 45 days prior to the taking of any action for the purpose of which the determination is being made, as (i) the par or stated value of all outstanding Capital Stock of the Company plus (ii) paid-in capital or capital surplus relating to such Capital Stock plus
(iii) any retained earnings or earned surplus less (A) any accumulated deficit and (B) any amounts attributable to Disqualified Stock.

                  "Credit Support Loan" has the meaning assigned to that term in the introduction to this Agreement.

                  "Currency Agreement" means, with respect to any Person, any foreign exchange contract, currency swap agreement or other similar agreement to which such Person is a party or a beneficiary.

                  "Custodian" has the meaning assigned to it in Section 7.1 of this Agreement.

                  "CVC" means Citicorp Venture Capital, Ltd., a New York corporation.

                  "CVC Investor" means (i) CVC or any direct or indirect Subsidiary of CVC, (ii) Citigroup Inc. or any direct or indirect Subsidiary of Citigroup Inc. or any other Person controlled by Citigroup Inc. and (iii) any officer, employee or director of CVC so long as such person shall be an employee, officer or director of CVC or any direct or indirect Wholly-Owned Subsidiary of CVC.

                  "Default" means any event which is, or after notice or passage of time or both would be, an Event of Default.

                  "Designee" has the meaning assigned to that term in Section 5.4(a) of this Agreement.

                  "Disqualified Stock" means, with respect to any Person, any Capital Stock which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or upon the happening of any event (i) matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise, (ii) is convertible or exchangeable, at the option of the Holder thereof, for Indebtedness or Disqualified Stock or (iii) is redeemable at the option of the Holder thereof, in whole or in part, in each case on or prior to the eleven month anniversary of the Stated Maturity of the Senior Secured Notes. Disqualified Stock shall not include any Capital Stock that is not otherwise Disqualified Stock if by its terms the Holders have the right to require the issuer to repurchase such stock (or such stock is mandatorily redeemable) upon a Change of Control (or upon an event substantially similar to a Change of Control).

                  "Dollar" and "$" means dollars in the lawful currency of the United States of America.

                  "Dollar Equivalent" means as of any date, with respect to any amount in a currency other than Dollars, the sum in Dollars resulting from the conversion of such amount from such currency into Dollars at the most favorable spot exchange rate determined by the Lender to be available to it for the purchase of such currency with Dollars at approximately 11:00 a.m. local time of any office(s), branch(es), Subsidiary(ies) or Affiliate(s) of the Lender selected by the Lender and notified to the Company on such date as a determination of the Dollar Equivalent is made.

                  "Domestic Restricted Subsidiary" means any Restricted Subsidiary of the Company other than a Foreign Restricted Subsidiary.

                  "EBITDA" for any period means the sum of Consolidated Net Income plus, without duplication, the following to the extent deducted in calculating such Consolidated Net Income: (i) Consolidated Interest Expense,
(ii) income tax expense (including Michigan Single Business Tax expense and the Imposta Reginole Sulle Attivista Producttive expense in Italy), (iii) depreciation expense, (iv) amortization expense and (v) all other non-cash items reducing Consolidated Net Income (other than items that will require cash payments and for which an accrual or reserve is, or is required by GAAP to be, made, other than accruals for post-retirement benefits other than pensions), less all non-cash items increasing Consolidated Net Income, in each case for such period. Notwithstanding the foregoing, the provision for taxes based on the income or profits of, and the depreciation and amortization of, a Subsidiary of the Company shall be added to Consolidated Net Income to compute EBITDA only to the extent (and in the same proportion) that the net income of such Subsidiary was included in calculating Consolidated Net Income.

                  "Effective Date" means August 1, 2003, provided that the effectiveness of this Agreement is subject to the satisfaction of all of the conditions set forth in Article 3.

                  "Eligible Currency" means the euro, Francs, Deutsche Marks, Pounds Sterling, Italian Lire, Australian Dollars (all as defined in the Senior Credit Facility) and any other currency (other than Dollars) which is approved and designated as an Eligible Currency by the Lender, provided that each of the foregoing currencies is and remains readily available, freely traded, in which deposits are customarily offered to banks in the London interbank market, convertible into Dollars in the international interbank market and as to which the Dollar Equivalent may be readily calculated. If, after the designation of any currency as an Eligible Currency, currency control or other exchange regulations are imposed in the country in which such currency is issued with the result that different types of such currency are introduced, or such country's currency is, in the determination of the Lender, no longer readily available or freely traded or as to which, in the determination of the Lender, a Dollar Equivalent is not readily calculable, then the Lender shall promptly notify the Company and such country's currency shall no longer be an Eligible Currency until such time as the Lender agrees to reinstate such country's currency as an Eligible Currency.

                  "Environmental Laws" has the meaning assigned to that term in
Section 4.12 of this Agreement.

                  "ERISA" has the meaning assigned to that term in Section 4.10 of this Agreement.

                  "ERISA Affiliate" has the meaning assigned to that term in
Section 4.10 of this Agreement.

                  "Event of Default" has the meaning assigned to that term in
Section 7.1 hereof.

                  "Exchange Act" means the Securities Exchange Act of 1934, as amended.

                  "Exchange Notes" means any notes exchanged for the Senior Secured Notes pursuant to the Registration Rights Agreement.

                  "Excluded Collateral" is defined in Section 2.6 hereof.

                  "Existing Affiliate Agreements" means the Stockholders' Agreement, the MSX Registration Rights Agreement and any other existing agreement with CVC or any Affiliates of CVC or the Company listed on Schedule I to the Senior Secured Note Indenture.

                  "Final Offering Circular" means the final offering circular of the Company, dated July 25, 2003, prepared in connection with the offering of the Units of Senior Secured Notes.

                  "Financial Statements" has the meaning assigned to that term in Section 4.6 of this Agreement.

                  "Foreign Restricted Subsidiary" means any Restricted Subsidiary of the Company which is not organized under the laws of the United States of America or any State thereof or the District of Columbia.

                  "Foreign Subsidiary" means any Subsidiary not organized under the laws of the United States of America or any State thereof or the District of Columbia.

                  "Funding Agreement" means the Funding Agreement, dated as of February 14, 2003, by the Lender in favor of the Senior Lenders and the Agent.

                  "GAAP" means generally accepted accounting principles in the United States of America as then in effect on the date hereof, including those set forth in (i) the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants, (ii) statements and pronouncements of the Financial Accounting Standards Board and (iii) such other statements by such other entity as approved by a significant segment of the accounting profession.

                  "Governmental Authority" means any federal, state, local or other governmental authority, governmental or regulatory agency or body, court, arbitrator or self-regulatory organization, domestic or foreign.

                  "Guarantee" means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness or other obligation of any Person and any obligation, direct or indirect, contingent or otherwise, of such Person (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation of such Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take-or-pay or to maintain financial statement conditions or otherwise) or (ii) entered into for the purpose of assuring in any other manner the obligee of such Indebtedness or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided, however, that the term "Guarantee" shall not include (x) endorsements for collection or deposit in the ordinary course of business or (y) guarantees among Restricted Subsidiaries or guarantees by the Company of Restricted Subsidiaries; provided that the Indebtedness being guaranteed is permitted to be Incurred. The term "Guarantee" used as a verb has a corresponding meaning.

                  "Guaranties" means the guaranties entered into by each of the Guarantors for the benefit of the Lender pursuant to this Agreement in substantially the form of the amended and restated guarantee of the subsidiary Guarantors attached as Exhibit B-1 to this Agreement and the guarantee of the Company of the MSX Limited Notes attached hereto as Exhibit B-2, as amended, supplemented or modified from time to time.

                  "Guarantor" means:

                           (i)      each present and future Domestic Restricted
Subsidiary of the Company required to execute a Guaranty under Section 2.6(b);

                           (ii)     in connection with the guarantee of the MSX
Limited Notes, the Company;

                           (iii)    each "Subsidiary Guarantor" as defined in
the Senior Subordinated Debt Documents, the Senior Secured Debt Documents or any other guarantor with respect to any Subordinated Debt at any time; and

                           (iv)     any other Person executing a Guaranty at any
time with respect to the Obligations of the Borrowers.

                  "Hedging Obligations" of any Person mean the obligations of such Person pursuant to any Interest Rate Agreement or Currency Agreement.

                  "Incur" means issue, assume, Guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness of a Person existing at the time such Person becomes a Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Subsidiary at the time it becomes a Subsidiary; provided, further, however, that in the case of a discount security, neither the accrual of interest nor the accretion of original issue discount shall be considered an Incurrence of Indebtedness, but the entire face amount of such security shall be deemed Incurred upon the issuance of such security. The term "Incurrence" when used as a noun shall have a correlative meaning.

                  "Indebtedness" means, with respect to any Person on any date of determination (without duplication): (i) the principal of and premium (if any) in respect of (A) indebtedness of such Person for money borrowed and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable; (ii) all Capital Lease Obligations of such Person and all Attributable Debt in respect of Sale/Leaseback Transactions entered into by such Person; (iii) all obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations of such Person, all obligations of such Person under any title retention agreement, and any obligation to pay rent or other payment amounts of such Person with respect to any Sale/Leaseback Transaction (but excluding trade accounts payable arising in the ordinary course of business), which purchase price or obligation is due more than six months after the date of placing such property in service or taking delivery and title thereto or the completion of such services (provided that, in the case of obligations of an acquired Person assumed in connection with an acquisition of such Person, such obligations would constitute Indebtedness of such Person);
(iv) all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker's acceptance or similar credit transaction (other than obligations with respect to letters of credit securing obligations (other than obligations described in (i) through (iii) above) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the tenth Business Day following receipt by such Person of a demand for reimbursement following payment on the letter of credit); (v) the amount of all obligations of such Person with respect to the redemption, repayment or other repurchase of any Disqualified Stock or, with respect to any Subsidiary of such Person, any Preferred Stock (but excluding, in each case, any accrued dividends); (vi) all obligations of the type referred to in clauses (i) through
(v) of other Persons and all dividends of other Persons for the payment of which, in either case, such Person is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise, including by means of any Guarantee; (vii) all obligations of the type referred to in clauses (i) through
(vi) of other Persons secured by any Lien on any property or asset of such Person (whether or not such obligation is assumed by such Person), the amount of such obligation being deemed to be the lesser of the value of such property or assets or the amount of the obligation so secured; and (viii) to the extent not otherwise included in this definition, Hedging Obligations of such Person.

                  The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and the maximum liability, upon the occurrence of the contingency giving rise to the obligation, of any contingent obligations as described above at such date; provided, however, that the amount outstanding at any time of any Indebtedness issued with original issue discount shall be deemed to be the face amount of such Indebtedness less the remaining unamortized portion of the original issue discount of such Indebtedness at such time as determined in conformity with GAAP.

                  "Indemnitors" has the meaning assigned to it in Section 8.3 of this Agreement.

                  "Indenture Security Agreement" means the security agreement securing the obligations under the Senior Secured Note Indenture, as amended or modified from time to time.

                  "Indenture U.K. Deed" means the debenture, dated as of the date hereof, made by MSX Limited in favor of the Collateral Agent, as amended or supplemented from time to time in accordance with its terms.

                  "Intellectual Property" has the meaning assigned to that term in Section 4.14 of this Agreement.

                  "Intercreditor Agreement" means the Intercreditor Agreement, dated as of the date hereof, among the Lender, the Third Lien Lender, the Agent, the Trustee, the Company, MSX Limited, and the Subsidiary Guarantors (as applicable) as amended, supplemented or modified from time to time.

                  "Interest Payment Date" means the first Business Day of each fiscal quarter of the Company occurring after the Effective Date, commencing with the first such Business Day occurring after the Effective Date.

                  "Interest Rate Agreement" means any interest rate swap agreement, interest rate cap agreement or other financial agreement or arrangement designed to protect the Company or any Restricted Subsidiary against fluctuations in interest rates.

                  "Investment" in any Person means any direct or indirect advance, loan (other than advances to customers in the ordinary course of business that are recorded as accounts receivable on the balance sheet of such Person) or other extensions of credit (including by way of Guarantee or similar arrangement) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by such Person. For purposes of the definition of "Unrestricted Subsidiary," the definition of "Restricted Payment" and Section 6.4 (Limitation on Restricted Payments), (i) "Investment" shall include the portion (proportionate to the Company's equity interest in such Subsidiary) of the fair market value of the net assets of any Subsidiary of the Company at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Company shall be deemed to continue to have a permanent "Investment" in an Unrestricted Subsidiary equal to an amount (if positive) equal to (x) the Company's "Investment" in such Subsidiary at the time of such redesignation less (y) the portion (proportionate to the Company's equity interest in such

Subsidiary) of the fair market value of the net assets of such Subsidiary at the time of such redesignation; and (ii) any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer, in each case as determined in good faith by the Board of Directors of the Company.

                  "Legal Holiday" means a Saturday, a Sunday or a day on which banking institutions are not required to be open in the State of New York or the State of Illinois.

                  "Lender" has the meaning assigned to that term in the introduction to this Agreement and shall include any assignees of the Loans or Notes pursuant to the terms and conditions of Section 8.1 hereof.

                  "Lender Obligations" means all "Obligations" as that term is defined in the Senior Credit Facility.

                  "Lien" means any mortgage, pledge, security interest, encumbrance, lien, hypothecation, standard security, assignment by way of security or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof).

                  "Loans" means the loans made by the Lender to the Company and to MSX Limited pursuant to Section 2.1 hereof.

                  "Loan Documents" means this Agreement, the Original Agreement, the Notes, the Security Documents, the Intercreditor Agreement and any other agreement, instrument or document executed in connection with any of the foregoing at any time, each as amended, supplemented or modified from time to time.

                  "Management Investors" means each of the officers, employees and directors of the Company who own Voting Stock in the Company on the Effective Date, in each case so long as such person shall remain an officer, employee or director of the Company.

                  "Material Adverse Change" has the meaning assigned to that term in Section 4.6 to this Agreement.

                  "Material Adverse Effect" means a material adverse effect on
(i) the properties, business, prospects, operations, earnings, assets, liabilities or condition (financial or otherwise) of the Company and its Subsidiaries, taken as a whole, (ii) the ability of the Company to perform its obligations in all material respects under any Loan Document or (iii) the validity of any of the Loan Documents or the consummation of any of the transactions contemplated therein.

                  "Maturity Date" means the earlier of (i) January 15, 2008 and
(ii) the earlier of (x) six months after the latest stated maturity under the Senior Credit Facility or (y) the date the loans and advances under the Senior Credit Facility, or the Senior Secured Notes under the Senior Secured Note Indenture, become due and payable by acceleration or otherwise or are paid in full.

                  "Mortgages" means the mortgages, deeds of trust, deeds to secure Indebtedness or other similar documents creating Liens in favor of the Lender upon the owned real property constituting Collateral of the Company or any of its Domestic Restricted Subsidiaries from time to time.

                  "MSX Registration Rights Agreement" means the amended and restated registration rights agreement dated November 28, 2000 by and among the Company, CVC and certain CVC Investors and executive officers and directors of the Company, as amended from time to time.

                  "MSX Limited" means MSX International Limited, a company incorporated under the laws of England and Wales, together with its permitted successors and assigns.

                  "MSX Limited Notes" means one or more of the notes of MSX Limited issued pursuant to the terms and conditions of Sections 2.1 or 8.1 hereof, substantially in the form of Exhibit A-2 to this Agreement.

                  "Net Available Cash" from an Asset Disposition (or, for purposes of Article II hereof, any other sale or disposition of assets) means cash payments received by the Company or any of its Subsidiaries therefrom (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring Person of Indebtedness or other obligations relating to such properties or assets or received in any other non-cash form) in each case net of

                  (i) all legal, title and recording tax expenses, commissions and other fees and expenses incurred, and all Federal, state, provincial, foreign and local taxes required to be paid or accrued as a liability under GAAP, as a consequence of such Asset Disposition (or, for purposes of Article II hereof, any other sale or disposition of assets),

                  (ii) all payments made on any Indebtedness which is secured by any assets subject to such Asset Disposition (or, for purposes of Article II hereof, any other sale or disposition of assets), in accordance with the terms of any Lien upon or other security agreement of any kind with respect to such assets, or which must by its terms, or in order to obtain a necessary consent to such Asset Disposition, or by applicable law, be repaid out of the proceeds from such Asset Disposition,

                  (iii) all distributions and other payments required to be made to minority interest holders in Subsidiaries or joint ventures as a result of such Asset Disposition (or, for purposes of Article II hereof, any other sale or disposition of assets) and

                  (iv) the deduction of appropriate amounts provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the property or other assets disposed in such Asset Disposition (or, for purposes of Article II hereof, any other sale or disposition of assets) and retained by the Company or any Restricted Subsidiary after such Asset

Disposition, including without limitation liabilities under any indemnification obligations associated with such Asset Disposition.

                  "Net Cash Proceeds" means with respect to any issuance or sale of Capital Stock or debt securities or instruments or the incurrence of loans, means the cash proceeds of such issuance, sale or incurrence net of attorneys' fees, accountants' fees, underwriters' or placement agents' fees, discounts or commissions and brokerage, consultant and other fees and expenses actually incurred in connection with such issuance, sale or incurrence and net of taxes paid or payable as a result thereof.

                  "Notes" mean the Company Notes and the MSX Limited Notes.

                  "Obligations" means all obligations of every nature of the Company and MSX Limited, as applicable, from time to time owed to the Lender under the Loan Documents.

                  "Officer" means the Chief Executive Officer, the President, the Chief Financial Officer or any Vice President of the Company or MSX Limited, as applicable, or any director in the case of MSX Limited.

                  "Officers' Certificate" means a certificate signed by two Officers of the Company, at least one of whom shall be the principal financial officer of the Company.

                  "Original Agreement" has the meaning assigned to that term in the introduction to this Agreement.

                  "Original Effective Date" means July 31, 2002.

                  "Pari Passu Indebtedness" means any unsubordinated Indebtedness of the Company (other than any Indebtedness owed to any Subsidiary of the Company).

                  "Permitted Foreign Transaction" means a transaction in which one or more Foreign Subsidiaries acquire Capital Stock or Indebtedness of a Person in connection with any sale, lease, transfer, contribution or other disposition, including any disposition by merger, consolidation or similar transaction (each referred to for the purposes of this definition as a "disposition"), of (i) any shares of Capital Stock of a Foreign Subsidiary or a group of Foreign Subsidiaries, or (ii) all or substantially all of the assets of any division, business segment or comparable line of business of any Foreign Subsidiary or group of Foreign Subsidiaries; provided that EBITDA for the period of the most recent four consecutive fiscal quarters ending at least 45 days prior to the date of the disposition (treated as a single accounting period), after giving pro forma effect thereto as if such disposition occurred on the first day of such period, is greater than EBITDA for the same period without giving pro forma effect to such disposition.

                  "Permitted Holders" means the CVC Investors, the Management Investors and their respective Permitted Transferees, and in addition, in the case of MSX Limited, the Company or any of its Subsidiaries; provided, however, that any Management Investor and any CVC Investor and any Permitted Transferee of a Management Investor or CVC Investor (other than CVC or Citigroup Inc. or any direct or indirect Subsidiary of CVC or Citigroup Inc. or any other Person controlled by CVC or Citigroup Inc.) shall not be a "Permitted Holder" if such Person is the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of Voting Stock that represents at least 30% of the aggregate voting power of all classes of the Voting Stock of the Company, voting together as a single class (without giving effect to the attribution of beneficial ownership as a result of any stockholders' agreement as in effect on the Effective Date, and any amendment to such agreement that does not materially change the allocation of voting power provided in such agreement).

                  "Permitted Investment" means an Investment in: (i) the Company or, to the extent used to make any redemption, repurchase or other retirement for value or payment on the U.K. Senior Secured Notes, in MSX Limited; (ii) any Person that is or will become immediately after such Investment a Guarantor or that will merge or consolidate with or into the Company or a Guarantor, or transfers or conveys all or substantially all of its assets to the Company or a Guarantor; provided, however, that the primary business of such Person is a Related Business; (iii) any Foreign Restricted Subsidiary of the Company by any other Foreign Restricted Subsidiary of the Company; (iv) any Foreign Restricted Subsidiary of the Company by the Company or any Domestic Restricted Subsidiary of the Company in an aggregate amount not to exceed (x) $2.0 million in any fiscal year and (y) the aggregate amount of Investments permitted by this clause
(iv) and not used by the Company in the immediately preceding fiscal year (after giving effect to any amounts permitted pursuant to this clause (y) in the immediately preceding year); (v) Temporary Cash Investments; (vi) receivables owing to the Company or any Restricted Subsidiary if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as the Company or any such Restricted Subsidiary deems reasonable under the circumstances; (vii) payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business; (viii) loans or advances to employees of the Company or a Restricted Subsidiary in an aggregate amount not to exceed $1.5 million; (ix) stock, obligations or securities received in settlement of debts created in the ordinary course of business and owing to the Company or any Restricted Subsidiary or in satisfaction of judgments; (x) Persons received in connection with a Permitted Foreign Transaction; (xi) any Person to the extent such Investment represents the non-cash portion of the consideration received for an Asset Disposition as permitted pursuant to Section 6.3 (Limitation on Sales of Assets and Subsidiary Stock); and (xii) additional Investments not to exceed $5.0 million at any time outstanding.

                  "Permitted Liens" means:

                  (1) Liens for taxes, assessments or governmental charges or claims either (a) not delinquent or (b) contested in good faith by appropriate proceedings and as to which the Company or its Restricted Subsidiaries shall have set aside on its books such reserves as may be required pursuant to GAAP;

                  (2) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, suppliers, materialmen, repairmen and other Liens imposed by law or pursuant to customary reservations or retentions of title incurred in the ordinary course of business for sums not yet delinquent or being contested in good faith, if such reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made in respect thereof;

                  (3) Liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security, including any Lien securing letters of credit issued in the ordinary course of business consistent with past practice in connection therewith, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money);

                  (4) judgment Liens not giving rise to an Event of Default so long as such Lien is adequately bonded and any appropriate legal proceedings which may have been duly initiated for the review of such judgment shall not have been finally terminated or the period within which such proceedings may be initiated shall not have expired;

                  (5) easements, rights-of-way, zoning restrictions and other similar charges or encumbrances in respect of real property not interfering in any material respect with the ordinary conduct of the business of the Company or any of its Restricted Subsidiaries;

                  (6) any interest or title of a lessor under any Capitalized Lease Obligation permitted pursuant to clause (b)(8) of Section 6.1 (Limitation on Incurrence of Indebtedness); provided that such Liens do not extend to any property or assets which is not leased property subject to such Capitalized Lease Obligation;

                  (7) Liens securing Capitalized Lease Obligations and Purchase Money Indebtedness permitted pursuant to clause (b)(8) of Section 6.1 (Limitation on Incurrence of Indebtedness); provided, however, that in the case of Purchase Money Indebtedness (a) the Indebtedness shall not exceed the cost of the real property acquired, together with the cost of the construction thereof and improvements thereto, and shall not be secured by any property or assets of the Company or any Restricted Subsidiary of the Company other than such property and improvements thereto so acquired or constructed and (b) the Lien securing such Indebtedness shall be created within 180 days of such acquisition or construction or, in the case of a refinancing of any Purchase Money Indebtedness, within 180 days of such refinancing;

                  (8) Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person's obligations in respect of bankers' acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

                  (9)      Liens securing indebtedness permitted under clause
(b)(9) of Section 6.1 (Limitation on Incurrence of Indebtedness);

                  (10) Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual, or warranty requirements of the Company or any of its Restricted Subsidiaries, including rights of offset and set-off;

                  (11) Liens securing Hedging Obligations permitted pursuant to clause (b)(7) of Section 6.1 (Limitation on Incurrence of Indebtedness);

                  (12) Liens securing Acquired Indebtedness incurred in accordance with Section 6.1 (Limitation on Incurrence of Indebtedness); provided that:

                  (a) such Liens secured such Acquired Indebtedness at the time of and prior to the incurrence of such Acquired Indebtedness by the Company or a Restricted Subsidiary of the Company and were not granted in connection with, or in anticipation of, the incurrence of such Acquired Indebtedness by the Company or a Restricted Subsidiary of the Company; and

                  (b) such Liens do not extend to or cover any property or assets of the Company or of any of its Restricted Subsidiaries other than the property or assets that secured the Acquired Indebtedness prior to the time such Indebtedness became Acquired Indebtedness of the Company or a Restricted Subsidiary of the Company and are no more favorable to the lienholders than those securing the Acquired Indebtedness prior to the incurrence of such Acquired Indebtedness by the Company or a Restricted Subsidiary of the Company;

                  (13) Liens existing as of the Effective Date and securing Indebtedness permitted to be outstanding under clause (b)(3) of Section 6.1 (Limitation on Incurrence of Indebtedness) to the extent and in the manner such Liens are in effect on the Effective Date;

                  (14) Liens securing the Senior Secured Notes, all monetary obligations under the Senior Secured Note Indenture and the Guarantees thereunder;

                  (15) Liens securing Indebtedness under the Senior Credit Facility to the extent such Indebtedness is permitted under clause (b)(1) of
Section 6.1 (Limitation on Incurrence of Indebtedness);

                  (16) Liens of the Company or a Wholly-Owned Subsidiary of the Company on assets of any Restricted Subsidiary of the Company;

                  (17) Liens securing Refinancing Indebtedness which is incurred to Refinance any Indebtedness which has been secured by a Lien permitted under this paragraph and which has been incurred in accordance with
Section 6.1 (Limitation on Incurrence of Indebtedness); provided, however, that such Liens: (i) are no less favorable to the holders of Senior Secured Notes and are not more favorable to the lienholders with respect to such Liens than the Liens in respect of the Indebtedness being Refinanced; and (ii) do not extend to or cover any property or assets of the Company or any of its Restricted Subsidiaries not securing the Indebtedness so Refinanced;

                  (18)     Liens in favor of custom and revenue authorities;

                  (19)     Liens securing Cash Management Obligations;

                  (20)     Liens securing Indebtedness permitted under clause
(b)(13) of Section 6.1 (Limitation on Incurrence of Indebtedness); and

                  (21) Liens securing Indebtedness of Foreign Restricted Subsidiaries to the extent such Indebtedness is permitted under clause (b)(12) of Section 6.1 (Limitation on Incurrence of Indebtedness) (provided, however, that no asset of the Company or any Domestic Restricted Subsidiary shall be subject to any such Lien).

                  "Permitted Securitization Transaction" means any transaction or series of transactions pursuant to which Company or any of its Subsidiaries may sell, convey, or otherwise transfer to a Securitization Entity (in the case of a transfer by Company or any of its Subsidiaries) or any other Person (in case of a transfer by a Securitization Entity), or may grant a security interest in, any accounts receivable (whether now existing or arising or acquired in the future) of Company or any of its Subsidiaries, and any assets related thereto including, without limitation, all collateral securing such accounts receivable, all contracts and contract rights and all guarantees or other obligations in respect to such accounts receivable, proceeds of such accounts receivable and other assets (including contract rights) which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving accounts receivable, provided (i) the aggregate Indebtedness with respect to all such transactions shall not exceed the amount permitted under this Agreement and (ii) the terms and conditions of such transactions are reasonably acceptable to the Lender.

                  "Permitted Transferee" means (a) with respect to any CVC Investor who is an employee, officer or director of CVC, the Third Lien Lender or any Wholly Owned Subsidiary of CVC or the Third Lien Lender, any spouse or lineal descendant (including by adoption) of such CVC Investor so long as such CVC Investor shall be an employee, officer or director of CVC or the Third Lien Lender; and (b) with respect to any Management Investor, any spouse or lineal descendant (including by adoption) of such Management Investor so long as such Management Investor shall be an employee, officer or director of the Company.

                  "Person" means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

                  "Pledge Agreements" mean each amended and restated Pledge Agreement entered into by the Company or any of its Subsidiaries for the benefit of the Lender pursuant to this Agreement substantially in the forms attached to this Agreement as Exhibits C-1 and C-2, as amended, supplemented or modified from time to time, and as will be entered into pursuant to the terms hereof, as amended, supplemented or modified from time to time.

                  "Preferred Stock" as applied to the Capital Stock of any corporation, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such corporation, over shares of Capital Stock of any other class of such corporation.

                  "Preliminary Offering Circular" means the preliminary offering circular of the Company, dated July 7, 2003, prepared in connection with the offering of the Senior Secured Notes.

                  "Premises" has the meaning assigned to that term in Section
5.3 of this Agreement.

                  "Proceedings" has the meaning assigned to that term in Section
4.5 of this Agreement.

                  "Public Equity Offering" means an underwritten primary public offering of common stock of the Company pursuant to an effective registration statement under the Securities Act.

                  "Public Market" means any time after (i) a Public Equity Offering has been consummated and (ii) at least 10% of the total issued and outstanding common stock of the Company has been distributed by means of an effective registration statement under the Securities Act or sales pursuant to Rule 144 under the Securities Act.

                  "Purchase Money Indebtedness" mean Indebtedness (i) consisting of the deferred purchase price of property, conditional sale obligations, obligations under any title retention agreement, other purchase money obligations and obligations in respect of industrial revenue bonds or similar Indebtedness, in each case where the maturity of such Indebtedness does not exceed the anticipated useful life of the asset being financed, and (ii) Incurred to finance the acquisition by the Company or a Restricted Subsidiary of such asset, including additions and improvements; provided, however, that any Lien arising in connection with any such Indebtedness shall be limited to the specified asset being financed or, in the case of real property or fixtures, including additions and improvements, the real property on which such asset is attached; and provided, further, however, that such Indebtedness is Incurred within 180 days after such acquisition of such asset by the Company or Restricted Subsidiary.

                  "Qualified Finance Subsidiary" means a Subsidiary of the Company constituting a "finance subsidiary" within the meaning of Rule 3a-5 under the Investment Company Act of 1940, as amended (the "1940 Act"), or an issuer of asset-backed securities within the meaning of Rule 3a-7 of the 1940 Act or any other vehicle under a similar exemption, formed for the purpose of engaging in a Qualified TIPS Transaction and having no assets other than those necessary to consummate the Qualified TIPS Transaction.

                  "Qualified TIPS Transaction" means an issuance by a Qualified Finance Subsidiary of preferred trust securities or similar securities in respect of which any dividends, liquidation preference or other obligations under such securities are Guaranteed by the Company to the extent required by the 1940 Act, as amended, or customary for transactions of such type.

                  "Refinance" means, in respect of any Indebtedness, to refinance, extend, renew, refund, repay, prepay, redeem, defease or retire, or to issue other Indebtedness in exchange or replacement for, such Indebtedness. "Refinanced" and "Refinancing" shall have correlative meanings.

                  "Refinancing Indebtedness" means Indebtedness that Refinances any Indebtedness of the Company or any Restricted Subsidiary existing on the Effective Date or Incurred in compliance with the Senior Secured Note Indenture; provided, however, that (i) such Refinancing Indebtedness has a Stated Maturity no earlier than the Stated Maturity of the Indebtedness being Refinanced, (ii) such Refinancing Indebtedness has an Average Life at the time such Refinancing Indebtedness is Incurred that is equal to or greater than the Average Life of the Indebtedness being Refinanced and (iii) such Refinancing Indebtedness has an aggregate principal amount (or if Incurred with original issue discount, an aggregate issue price) that is equal to or less than the aggregate principal amount (or if Incurred with original issue discount, the aggregate accreted value) then outstanding or committed (plus fees and expenses, including any premium and defeasance costs) under the Indebtedness being Refinanced; provided, further, however, that Refinancing Indebtedness shall not include Indebtedness of the Company or a Restricted Subsidiary that Refinances Indebtedness of an Unrestricted Subsidiary.

                  "Registration Rights Agreement" means the Registration Rights Agreement, dated as of the Effective Date, between the Company, MSX Limited, the Guarantors and Jefferies & Company, Inc., as the same may be amended or modified from time to time in accordance with the terms thereof.

                  "Related Business" means any business related, ancillary or complementary (as determined in good faith by the Board of Directors of the Company) to the businesses of the Company and the Restricted Subsidiaries on the Effective Date.

                  "Restated Senior Credit Agreement" has the meaning assigned to that term in the introduction to this Agreement.

                  "Restricted Payment" means, with respect to any Person, (i) the declaration or payment of any dividends or any other distributions on or in respect of its Capital Stock (including any such payment in connection with any merger or consolidation involving such Person) or similar payment to the holders of its Capital Stock, except dividends or distributions payable solely in its Capital Stock (other than Disqualified Stock) and except dividends or distributions payable solely to the Company or a Restricted Subsidiary (and, if such Restricted Subsidiary is not wholly owned, to its other shareholders on a pro rata basis or on a basis that results in the receipt by the Company or a Restricted Subsidiary of dividends or distributions of greater value than it would receive on a pro rata basis), (ii) the purchase, redemption or other acquisition or retirement for value of any Capital Stock of the Company held by any Person or of any Capital Stock of a Restricted Subsidiary held by any Affiliate of the Company (other than a Restricted Subsidiary), including the exercise of any option to exchange any Capital Stock (other than into Capital Stock of the Company that is not Disqualified Stock), (iii) the purchase, repurchase, redemption, defeasance or other acquisition or retirement for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment of any Subordinated Obligations (other than the purchase, repurchase or other acquisition of Subordinated Obligations purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of acquisition) or (iv) the making of any Investment in any Person (other than a Permitted Investment).

                  "Restricted Subsidiary" means any Subsidiary of the Company that is not an Unrestricted Subsidiary under the Senior Secured Note Indenture.

                  "Sale/Leaseback Transaction" means an arrangement relating to property now owned or hereafter acquired whereby the Company or a Restricted Subsidiary transfers such property to a Person and the Company or a Restricted Subsidiary leases it from such Person and such lease is reflected on such Person's balance sheet as a Capital Lease Obligation.

                  "SEC" means the Securities and Exchange Commission.

                  "Securitization Entity" means a wholly-owned Subsidiary that engages in no activities other than Permitted Securitization Transactions and any necessary related activities and that is designated by the Board of Directors of the Company as a Securitization Entity, (i) no portion of the Indebtedness (contingent or otherwise) of which (a) is guaranteed by Company or any Subsidiary of the Company, (b) is recourse to or obligates Company or any Subsidiary of Company in any way, other than pursuant to customary representations, warranties, covenants and indemnities entered into in connection with a Permitted Securitization Transaction, and (ii) to which neither Company nor any Subsidiary of Company has any obligation to maintain or preserve such entity's financial condition or cause such entity to achieve certain levels of operating results.

                  "Security Agreements" mean each amended and restated Security Agreement entered into by the Company or any Guarantor for the benefit of the Lender pursuant to this Agreement substantially in the forms attached to this Agreement as Exhibits D-1 and D-2, and the U.K. Deed, as each are amended, supplemented or modified from time to time, and any other agreement executed by MSX Limited, the Company or any of its Subsidiaries granting a Lien for the benefit of the Lender in form or substance satisfactory to the Lender, as amended, supplemented or modified from time to time.

                  "Security Documents" mean the Pledge Agreements, the Security Agreements, the Guaranties, the Intercreditor Agreement and all other agreements and documents delivered pursuant to this Agreement or the Original Agreement or otherwise entered into by any Person to secure or guaranty the obligations of the Company under this Agreement.

                  "Senior Credit Facility" means the Restated Senior Credit Agreement, as the same may be amended, extended, renewed, restated, supplemented or otherwise modified (in each case, in whole or in part, and without limitation as to amount, terms, conditions, covenants and other provisions) from time to time, and any agreement governing Indebtedness Incurred to refund, replace or refinance any borrowings and commitments then outstanding or permitted to be outstanding under such Senior Credit Facility or any such prior agreement as the same may be amended, extended, renewed, restated, supplemented or otherwise modified (in each case, in whole or in part, and without limitation as to amount, terms, conditions, covenants and other provisions). The term "Senior Credit Facility" shall include all related or ancillary documents executed at any time, including, without limitation, any instruments, guarantee agreements and security documents. All Cash Management Obligations owing by the Company or any of its Subsidiaries to the Agent, any Senior Lender or their respective Affiliates shall also be deemed obligations under the Senior Credit Facility.

                  "Senior Debt Documents" means, collectively, the Senior Credit Facility, and all "Loan Documents" (as defined in the Senior Credit Facility).

                  "Senior Lenders" has the meaning assigned to that term in the introduction to this Agreement, and shall include any lenders from time to time under the Senior Credit Facility.

                  "Senior Secured Note Guarantees" means the Subsidiary Guarantees and the Company Guarantee.

                  "Senior Secured Note Indenture" has the meaning assigned to that term in the introduction to this Agreement.

                  "Senior Secured Notes" means the 11% Senior Secured Notes issued by the Company and MSX Limited in the aggregate principal amount of $75,500,000 due 2007 issued pursuant to the Senior Secured Note Indenture, and any other securities issued pursuant to the Senior Secured Note Indenture at any time, including the Exchange Notes.

                  "Senior Secured Debt Documents" means the Senior Secured Note Indenture, the Senior Secured Notes and all agreements and documents executed in connection therewith at any time.

                  "Senior Subordinated Debt Documents" means the Senior Subordinated Note Indenture, the Senior Subordinated Notes and all agreements and documents executed in connection therewith at any time.

                  "Senior Subordinated Notes " means the 11-3/8% Senior Subordinated Notes issued by the Company in the aggregate principal amount of $130,000,000 due 2008 issued pursuant to the Senior Subordinated Note Indenture and any other securities issued pursuant to the Senior Subordinated Note Indenture at any time.

                  "Senior Subordinated Note Indenture" means the Senior Subordinated Indenture between the Company, the subsidiary guarantors named therein and Bank of New York (as successor trustee to IBJ Schroder Bank & Trust Company), as trustee, dated as of January 15, 1998, as amended or modified from time to time.

                  "Significant Subsidiary" means any Restricted Subsidiary that would be a "Significant Subsidiary" of the Company within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC.

                  "Stated Maturity" means, with respect to any security, the date specified in such security as the fixed date on which the final payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency unless such contingency has occurred).

                  "Stockholders' Agreement" means the amended and restated stockholders' agreement dated November 28, 2000 by and among the Company, CVC, and certain CVC Investors, the Third Lien Lender and executive officers and directors of the Company, as amended by Amendment No. 1 dated January 31, 2003 and Amendment No. 2 dated as of August 1, 2003, and as amended from time to time.

                  "Subordinated Debt" means, in the case of the Company, all Indebtedness owing pursuant to the Senior Subordinated Notes and any extensions, refinancings, renewals or refundings thereof and any increases in the amount thereof and, for any Person, any other Indebtedness of such Person which is fully subordinated to all Lender Obligations, the Senior Secured Notes, the Third Lien Notes and the Notes by written agreements and documents in form and substance satisfactory to the Agent and the Trustee and which is governed by terms and provisions, including without limitation maturities, covenants, defaults, rates and fees, acceptable to the Agent and Trustee.

                  "Subordinated Debt Documents" means the Senior Subordinated Debt Documents and any other agreement or document evidencing or relating to any Subordinated Debt, whether under the Senior Subordinated Notes or any other Subordinated Debt.

                  "Subordinated Obligations" means any Indebtedness of the Company (whether outstanding on the Effective Date or thereafter Incurred) which is subordinate or junior in right of payment to the Lender Obligations, the Senior Secured Notes, the Third Lien Notes and the Notes pursuant to a written agreement to that effect. "Subordinated Obligation" of any Guarantor has a correlative meaning.

                  "Subsidiary" means, in respect of any Person, any corporation, association, partnership, business trust or other business entity of which more than 50% of the total voting power of shares of Capital Stock or other interests (including partnership interests or trust interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by (i) such Person, (ii) such Person and one or more Subsidiaries of such Person or (iii) one or more Subsidiaries of such Person.

                  "Subsidiary Guarantee" means the Guarantee by a subsidiary Guarantor of the Company's and MSX Limited's obligations with respect to the Senior Secured Notes.

                  "Successor Company" has the meaning assigned to it in Section
6.9 of this Agreement.

                  "Tax" has the meaning assigned to that term in Section 4.8 of this Agreement.

                  "Temporary Cash Investments" means any of the following: (i) any investment in direct obligations of the United States of America or any agency thereof or obligations Guaranteed by the United States of America or any agency thereof, (ii) investments in time deposit accounts, certificates of deposit and money market deposits maturing within 180 days of the date of acquisition thereof issued by a bank or trust company which is organized under the laws of the United States of America, any state thereof or any foreign country recognized by the United States, and which bank or trust company has capital, surplus and undivided profits aggregating in excess of $250,000,000 (or the foreign currency equivalent thereof) and has outstanding debt which is rated "A" (or such similar equivalent rating) or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act) or any money-market fund sponsored by a registered broker dealer or mutual fund distributor, (iii) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (i) above entered into with a bank meeting the qualifications described in clause
(ii) above, (iv) investments in commercial paper, maturing not more than 90 days after the date of acquisition, issued by a corporation (other than an Affiliate of the Company) organized and in existence under the laws of the United States of America, any State thereof or the District of Columbia or any foreign country recognized by the United States of America with a rating at the time as of which any investment therein is made of "P-1" (or higher) according to Moody's Investors Service, Inc. or "A-1" (or higher) according to Standard and Poor's Ratings Group, and (v) investments in securities with maturities of six months or less from the date of acquisition issued or fully Guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least "A" by Standard & Poor's Ratings Group or "A" by Moody's Investors Service, Inc.

                  "Third Lien Lender" means Citicorp Mezzanine III, L.P. and its assigns under the Third Lien Loan Agreement.

                  "Third Lien Loan Agreement" means the Third Secured Term Loan Agreement of even date herewith by and among the Company, MSX Limited and the Third Lien Lender, as amended or modified from time to time.

                  "Third Lien Notes" means the notes issued by the Company and MSX Limited to the Third Lien Lender, as amended or modified from time to time.

                  "Trustee" means the trustee under the Senior Secured Note Indenture, initially BNY Midwest Trust Company.

                  "U.K. Deed" means the debenture, dated as of the date hereof, made by MSX Limited in favor of the Lender, substantially in the form attached to this Agreement as Exhibit D-3, as amended or supplemented from time to time in accordance with its terms.

                  "U.K. Senior Secured Notes" means the Senior Secured Notes issued by MSX Limited.

                  "Unit" means a unit consisting of $860 principal amount of U.S. Senior Secured Notes and $140 principal amount of U.K. Senior Secured Notes.

                  "Unrestricted Subsidiary" means (i) any Subsidiary of the Company that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors of the Company in the manner provided above under Section 5.4 (Designation of Restricted and Unrestricted Subsidiaries) and
(ii) any Subsidiary of an Unrestricted Subsidiary.

                  "U.S. Senior Secured Notes" means the Senior Secured Notes issued by the Company.

                  "Voting Stock" of a Person means all classes of Capital Stock or other interests (including partnership interests) of such Person then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof.

                  "WARN" has the meaning set forth in Section 4.15 of this Agreement.

                  "Withholding Taxes" has the meaning set forth in Section 2.2(e) of this Agreement.

                  "Wholly Owned Subsidiary" means a Restricted Subsidiary all the Capital Stock of which (other than directors' qualifying shares) is owned by the Company and/or one or more Wholly Owned Subsidiaries.

                  SECTION 1.2. Other Definitions; Rules of Construction. As used herein, the terms "Company," "Lender" and the "Agreement" shall have the respective meanings ascribed thereto in the introductory paragraph of this Agreement. Such terms, together with the other defined terms in Section 1.1 shall include both the singular and the plural forms thereof and shall be construed accordingly. Use of the terms "herein", "hereof", and "hereunder" shall be deemed references to this Agreement in its entirety and not to the Section or clause in which such term appears. References to "Sections" and "subsections" shall be to Sections and subsections, respectively, of this Agreement unless otherwise specifically provided. Use of the term "including" shall mean including without limitation.

                  SECTION 1.3. Accounting Terms and Determinations. For purposes of this Agreement, unless otherwise specified, all accounting terms used herein or in any other Loan Document shall be interpreted, all accounting determinations and computations hereunder or thereunder shall be made, and all financial statements required to be delivered hereunder or thereunder shall be prepared in accordance with GAAP.

             ARTICLE 2 AMOUNT AND TERMS OF NOTES AND LOANS; EXCHANGE

                  SECTION 2.1.      Loans and Notes.

                           (a)      Exchange of Loans and Notes. Subject to the
terms and conditions of the Original Agreement and in reliance upon the representations and warranties of the Company therein set forth, the Lender has provided a loan to the Company on the Original Effective Date in an amount equal to $15,450,000. On the Original Effective Date, the Company executed and delivered to the Lender the note (the "Original Note") dated as of the Original Effective Date, to evidence the Loan made on such date, in the aggregate principal amount of $15,450,000 (which amount, together with accrued interest through the date hereof, is equal to $17,084,162.13). Lender represents and warrants to the Borrowers that as of the date hereof it owns the Original Note free and clear of all Liens and has not assigned, pledged, transferred or encumbered in any manner its interest in the Original Note. Subject to the terms and conditions of this Agreement and in reliance upon the representations and warranties of the Borrowers herein set forth, on the Effective Date Lender (1) consents to the amendment and restatement of the Original Agreement, the issuance of the Third Lien Notes and Senior Secured Notes and the execution, delivery and performance of the Senior Secured Note Indenture and the Third Lien Loan Agreement and (2) tenders and exchanges the Original Note and all accrued interest thereon (including any notes issued in respect of such accrued interest) for (i) an amended and restated Company Note, dated the date hereof, in the aggregate principal amount of $14,692,379.43, evidencing the Loan made by the Lender to the Company and (ii) the MSX Limited Note, dated the date hereof, in the aggregate principal amount of $2,391,782.70, evidencing the Loan made by the Lender to MSX Limited. On the Effective Date and upon completion of the foregoing exchange, the Original Note shall be cancelled.

                           (b)      Payment of Loan. The unpaid principal amount
of the Loans plus all accrued and unpaid interest thereon and all other amounts owed hereunder with respect thereto shall be paid in full in Cash on the Maturity Date.

                  SECTION 2.2.      Interest on the Loan; Tax Amounts.

                           (a)      Rate of Interest. Except as provided in
Section 2.2(c) below, the Loans shall bear interest on the unpaid principal amount thereof from the date made through maturity (whether at stated maturity, by acceleration or otherwise) at a rate equal to 10.00% per annum.

                           (b)      Interest Payments.

                                    (i)      Interest shall be payable with
respect to the Loans, in arrears on and to each Interest Payment Date, and upon any prepayment of the Loans (to the extent of accrued interest on the principal amount of the Loan so prepaid) and at maturity of the Loan.

                                    (ii)     On any Interest Payment Date after
the Effective Date that the Lender Obligations have not been indefeasibly paid in full, the Commitments have not been terminated or the Senior Secured Notes or Third Lien Notes have not been indefeasibly paid in full ("Accrual Interest Dates"), each of the Company and MSX Limited shall accrue the unpaid accrued interest with respect to its Loan due on any Accrual Interest Date by adding such unpaid accrued interest to the then outstanding principal amount of the Loan.

                           (c)      Default Interest. Upon the occurrence and
during the continuance of an Event of Default and, to the extent permitted by applicable law, the Loans and Notes shall bear interest payable upon demand at a rate which is 2.00% per annum in excess of the rate of interest otherwise payable under this Agreement for the Loans; provided that if the Lender Obligations have not been indefeasibly paid in full, the Commitments have not been terminated and the Senior Secured Notes and the Third Lien Notes have not been indefeasibly paid in full, each Borrower shall pay such accrued interest by adding such unpaid accrued interest to the then outstanding principal amount of its Loan.

                           (d)      Computation of Interest. Interest on the
Loans shall be computed on the basis of a 360-day year. In computing such interest, the date or dates of the making of the Loan shall be included and the date of payment shall be excluded.

                           (e)      Tax Amounts. All payments by MSX Limited and
any Guarantor in respect of the MSX Limited Notes shall be made without withholding or deduction for or on account of any present or future taxes, duties, assessments or other governmental charges of whatsoever nature, including penalties, interest and any other liabilities related thereto ("Withholding Taxes"), imposed or levied by or on behalf of the United Kingdom or any relevant jurisdiction or any political subdivision or authority thereof or therein having power to tax, unless MSX Limited is compelled by law to deduct or withhold such Withholding Taxes. In such event, MSX Limited or such Guarantor shall pay such additional amounts ("Additional Tax Amounts") as may be necessary to ensure that the net amounts received by the Lender after such withholding or deduction shall equal the amounts of such payments that would have been receivable in respect of the MSX Limited Notes in the absence of such withholding or deduction. MSX Limited and any Guarantor will also (a) make such withholding or deduction compelled by applicable law and (b) remit the full amount deducted or withheld to the relevant authority in accordance with applicable law. MSX Limited and any Guarantor will furnish copies of such receipts evidencing the payment of any Withholding Taxes so deducted or withheld in such form as provided in the normal course by the taxing authority imposing such Withholding Taxes and as is reasonably available to MSX Limited or the Guarantors within 60 days after the date of receipt of such evidence.

All references herein and in the MSX Limited Notes to the principal of or interest on a MSX Limited Note shall be deemed to include any Additional Tax Amounts payable in connection therewith. MSX Limited will pay any present or future stamp, court or documentary taxes or any other excise or property taxes, charges or similar levies that arise in any jurisdiction from the execution, delivery or registration of the MSX Limited Notes or any other document or instrument referred to in this Agreement.

MSX Limited Notes may be redeemed, at the option of MSX Limited, as a whole, but not in part (limited to MSX Limited Notes with respect to which an Additional Tax Amount is or may be required), at any time, upon giving notice to the Lender not less than 30 days nor more than 60 days prior to the date fixed for redemption (which notice shall be irrevocable), at a redemption price equal to the principal amount thereof, together with interest accrued to the date fixed for redemption and any Additional Tax Amounts payable with respect thereto, if MSX International Limited determines and certifies to the Lender immediately prior to the giving of such notice that (i) it has or will become obligated to pay Additional Tax Amounts in respect of such MSX Limited Notes as a result of any change in or amendment to the laws (or any regulations or rulings promulgated thereunder) of the United Kingdom or any relevant jurisdiction or any political subdivision or taxing authority thereof or therein affecting taxation, or any change in the official position regarding the application or interpretation of such laws, regulations or rulings (including a holding by a court of competent jurisdiction) which change or amendment becomes effective on or after the date of issuance of such MSX Limited Notes and (ii) such obligation cannot be avoided by MSX Limited taking reasonable measures available to it, provided, that no such notice of redemption shall be given earlier than 60 days prior to the earliest date on which MSX Limited would be obligated to pay such Additional Tax Amounts if a payment in respect of such MSX Limited Notes was then due. Prior to the giving of any notice of redemption described in this paragraph, MSX Limited shall deliver to the Lender an Officers' Certificate stating that the obligation to pay Additional Tax Amounts cannot be avoided by MSX Limited taking reasonable measures available to them and (b) a written opinion of independent legal counsel to MSX Limited to the effect that MSX Limited has become obligated to pay Additional Tax Amounts as a result of a change or amendment described above and that MSX Limited cannot avoid payment of such Additional Tax Amounts by taking reasonable measures available to them.

The Lender shall reasonably cooperate with MSX Limited and shall use all reasonable efforts to reduce or eliminate, or secure a refund of, Withholding Taxes with respect to payments made under the MSX Limited Notes, including, but not limited to, complying with any and all administrative procedures under the UK-US income tax treaty to secure the reduction, elimination or refund of such Withholding Taxes. If MSX Limited has paid any Additional Tax Amounts to the Lender and the Lender, or any beneficial owner of the Lender, in its sole discretion determines that it has received a refund of Withholding Taxes to which such Additional Tax Amounts are attributable, then the Lender shall use any and all reasonable efforts to cause such refund to be promptly paid over to MSX Limited. The prior two sentences shall not be construed to require Lender to make available its (or any of its beneficial owners') tax returns (or any other information relating to taxes which it deems confidential) to MSX Limited or any other Person or entity.

        SECTION 2.3.      Prepayments and Payments.

                (a)    Prepayments.

                       (i)        Voluntary Prepayments.

                                  (A)      So long as all Lender Obligations
have been indefeasibly paid in full, the Commitments have been terminated and the Senior Secured Notes and Third Lien Notes have been indefeasibly paid in full, the Borrowers may prepay the Loans, in whole or in part, without premium or penalty.

                                  (B)      Voluntary prepayments hereunder shall
be credited against the Loans pursuant to the terms and conditions of Section 2.3(a)(iii). Amounts of the Loans so prepaid may not be reborrowed.

                       (ii)       Mandatory Prepayments.

                                  (A)      Sale or Disposition of Assets. So
long as all Lender Obligations have been indefeasibly paid in full, the Commitments have been terminated and the Senior Secured Notes and Third Lien Notes have been indefeasibly paid in full, in addition to all other payments of the Loans required hereunder, the Borrowers shall prepay the Loans by an amount equal to 100% of all of the Net Available Cash from any sale or other disposition of any assets (other than the sale of inventory in the ordinary course of business upon customary credit terms, sales of scrap or obsolete material or equipment which are not material in the aggregate, sales of assets pursuant to a Permitted Securitization Transaction, disposition of Cash Equivalents, and transfers of assets, including without limitation Capital Stock, between domestic Guarantors or between the Company and domestic Guarantors or between Subsidiaries (other than MSX Limited) which are not Guarantors or from a Subsidiary which is not a Guarantor to a Guarantor or a Borrower) in excess of $2,000,000 in aggregate amount in any fiscal year (other than such Net Available Cash from the sale of assets which are used or contractually committed to be used within 180 days of the date received to replace the assets so sold or otherwise disposed of with an asset of comparable value or to acquire an asset of comparable value), which payments shall be due twenty (20) days after the end of each month for all such sales and other dispositions during such month. So long as all Lender Obligations have been indefeasibly paid in full, the Commitments have been terminated and the Senior Secured Notes and Third Lien Notes have been indefeasibly paid in full, the Company shall provide an Officers' Certificate to the Lender within twenty (20) days after each sale of assets which, but for the above parenthetical, would cause a prepayment under this Section 2.3(a)(ii)(A), which certificate shall describe such sale of assets and estimate when such Net Available Cash will be used to purchase assets of a comparable value, and if such Net Available Cash is not used or contractually committed to be used within one-hundred eighty (180) days after such sale or such earlier date when the Company has determined not to purchase assets of comparable value with such Net Available Cash, the Borrowers will then prepay the Loans with such Net Available Cash. So long as all Lender Obligations have been indefeasibly paid in full, the Commitments have been terminated and the Senior Secured Notes and Third Lien Notes have been indefeasibly paid in full, the Company shall apply an amount equal to 100% of the Net Available Cash that the Company so receives to the repayment of the Loans, as provided in Section 2.3(a)(iii) below.

                                             (B)      Issuance of Capital Stock;
Incurrence of Subordinated Debt. So long as all Lender Obligations have been indefeasibly paid in full, the Commitments have been terminated and the Senior Secured Notes and Third Lien Notes have been indefeasibly paid in full, in addition to all other payments of the Loans required hereunder, the Borrowers shall prepay the Loans by an amount equal to 100% of the Net Cash Proceeds from
(i) the issuance or other sale of any Capital Stock of the Company or any of its Subsidiaries (excluding such Net Cash Proceeds from Capital Stock issued to employees, directors or consultants of the Company or its Subsidiaries up to $10,000,000 in any 12 month period) or (ii) the incurrence of any Subordinated Debt by the Company or any of its Subsidiaries on or after the Original Effective Date to the extent the amount of such Subordinated Debt in the aggregate exceeds an amount equal to $150,000,000 minus the aggregate amount of the Loans. So long as all Lender Obligations have been indefeasibly paid in full, the Commitments have been terminated and the Senior Secured Notes and Third Lien Notes have been indefeasibly paid in full, the Company shall apply an amount equal to 100% of the Net Cash Proceeds that the Company so receives to the repayment of the Loans, as provided in Section 2.3(a)(iii) below.

                                             (C)      Incurrence of
Indebtedness. So long as all Lender Obligations have been indefeasibly paid in full, the Commitments have been terminated and the Senior Secured Notes and Third Lien Notes have been indefeasibly paid in full, in addition to all other payments of the Loans required hereunder, the Borrowers shall prepay the Loans by an amount equal to 100% of the Net Cash Proceeds from the incurrence of any Subordinated Indebtedness in excess of $5,000,000, payable on each date such Indebtedness is incurred. So long as all Lender Obligations have been indefeasibly paid in full, the Commitments have been terminated and the Senior Secured Notes and Third Lien Notes have been indefeasibly paid in full, the Company shall apply an amount equal to 100% of the Net Cash Proceeds that the Company so receives to the repayment of the Loans, as provided in Section 2.3(a)(iii) below.

                                             (D)      Change of Control.

                                             (i)      In addition to all other
payments of the Loans required hereunder, simultaneously with the occurrence of a Change of Control of the Company (the "Change of Control Date"), so long as all Lender Obligations have been indefeasibly paid in full, the Commitments have been terminated and the Senior Secured Notes and Third Lien Notes have been indefeasibly paid in full, the Lender shall have the right, but not the obligation, to require the prepayment of the Loans and Notes in whole. Within thirty (30) days following a Change of Control Date, the Company shall give a written notice to the Lender stating that a Change of Control of the Company has occurred. The Lender shall, within ten (10) Business

Days receipt of such notice, notify the Company if it will require a prepayment of the Loans and Notes hereunder.

                                             (ii)     In addition to all other
payments of the Loan required hereunder, simultaneously with the occurrence of a Change of Control of MSX Limited (the "Limited Change of Control Date"), so long as all Lender Obligations of MSX Limited and Commitments available to MSX Limited have been terminated and the U.K. Senior Secured Notes and Third Lien Notes issued by MSX Limited have been indefeasibly paid in full, the Lender shall have the right, but not the obligation, to require the prepayment of, and MSX Limited shall have the right to prepay, the MSX Limited Loan and MSX Limited Notes in whole. Within thirty (30) days following a Limited Change of Control Date, the Borrowers shall give a written notice to the Lender stating that a Change of Control of MSX Limited has occurred. If MSX Limited has not prepaid the MSX Limited Loan and MSX Limited Notes by such time, the Lender shall, within ten (10) Business Days receipt of such notice, notify the Borrowers if it will require a prepayment of the MSX Limited Loans and MSX Limited Notes hereunder.

                                             (E)      Notice. The Borrowers
shall notify the Lender of any prepayment to be made pursuant to Sections 2.3(a)(ii)(A), (B) and (C) at least ten (10) Business Days prior to such prepayment date (unless shorter notice is satisfactory to the Lender).

                                    (iii)    Application of Prepayments. All
prepayments (whether voluntary or mandatory) shall include payment of accrued interest on the principal amount of the Loans so prepaid and shall be applied to payment of interest and fees before application to principal. All prepayments (whether voluntary or mandatory) on the Notes, excluding prepayments pursuant to
Section 2.2(e) or Section 2.3(a)(ii)(D)(ii), shall be made and applied to the Company Notes and the MSX Limited Notes on a pro rata basis based on the aggregate principal amount of the Notes outstanding at the time of prepayment, unless a Change of Control of MSX Limited has occurred.

                           (b)      Manner and Time of Payment. All payments by
the Borrowers hereunder and under the Notes of principal, interest, premium, and fees shall be made without defense, set-off, or counterclaim, in same day funds and delivered to the Lender not later than 2:00 p.m. (New York time) on the date due at 399 Park Avenue, 14th Floor, New York, New York, or such other place designated in writing by the Lender and delivered to the Borrowers, for the account of the Lender. Funds received by the Lender after such time shall be deemed to have been paid by the Borrowers on the next succeeding Business Day.

                           (c)      Payments on Non-Business Days. Whenever any
payment to be made hereunder or under the Notes shall be stated to be due on a day which is not a Business Day, the payment shall be made on the next succeeding Business Day and such extension of time shall be included in the computation of the payment of interest hereunder or under the Notes.

                           (d)      Notation of Payment. The Lender agrees that
before disposing of a Note held by it, or any part thereof (other than by granting participations therein), the Lender will make a notation thereon of all principal payments previously made thereon and of the date to which interest thereon has been paid and will notify the Borrowers of the name and address of the transferee of that Note; provided that the failure to make (or any error in the making of) a notation of the Loan made under such Note or to notify the Borrowers of the name and address of a transferee shall not limit or otherwise affect the obligations of the Borrowers hereunder or under such Notes with respect to the Loans and payments of principal or interest on such Notes.

                  SECTION 2.4.      Intentionally Omitted.

                  SECTION 2.5. Fees. On the Original Effective Date, the Company paid to the Lender a nonrefundable closing fee in the amount of $450,000, which amount was added to the principal balance of the Notes. Such closing fee shall be nonrefundable under all circumstances.

                  SECTION 2.6. Guaranties; Security and Collateral. To secure and guarantee, as the case may be, the payment when due of (i) the Obligations of the Company arising out of or in connection with the Company Loan and Company Notes and (ii) the Guaranties by the Guarantors of the Obligations of MSX Limited arising out of or in connection with the MSX Limited Loan and MSX Limited Notes, the Company and each Guarantor shall execute and deliver, or cause to be executed and delivered, to the Lender Security Documents granting the following; provided that all of the following shall be subject to the Intercreditor Agreement (and the Company and the Guarantors shall not provide any of the following if any of the following is prohibited by the Intercreditor Agreement and, without limiting the terms of the Intercreditor Agreement, the priority of all Liens in favor of the Lender and all rights of the Lender with respect to any such Liens shall be subject to the Intercreditor Agreement):

                           (a)      Security interests in all present and future
accounts, inventory, equipment, fixtures and all other personal property and all Investment Property (as defined in the Uniform Commercial Code) of the Company and each Guarantor which is a Domestic Restricted Subsidiary, excluding the Capital Stock excluded pursuant to Section 2.6(b) below and excluding the following (the following described assets in this parenthetical are defined as the "Excluded Collateral"): (i) motor vehicles, instruments and chattel paper with an aggregate fair market value for all of the foregoing less than $1,000,000, (ii) real property leases and (iii) rights arising under any contracts or licenses (other than, in each of the foregoing cases, any right to receive payment) as to which a grant of a security interest would constitute a violation of a valid and enforceable restriction in favor of a third party on such grant, unless and until any required consents shall have been obtained, provided that the Company shall notify the Lender of any such restriction and shall use all reasonable efforts to obtain any required consent to the extent requested by the Lender;

                           (b)      Pledges of 100% of the Capital Stock of
certain Subsidiaries which are Domestic Restricted Subsidiaries owned directly by the Company or by any Domestic Restricted Subsidiary and 65% of all Capital Stock (or, if such 65% pledge of Capital Stock cannot be obtained or would cause an additional and material tax liability for the Company and its Subsidiaries, a pledge of such other claims and/or rights with respect to such Foreign

Subsidiaries and such other arrangements and agreements as required by the Lender) of certain Foreign Subsidiaries owned directly by the Company or by any Domestic Restricted Subsidiary and Guaranties of certain present and future Domestic Restricted Subsidiaries such that, at all times, the Domestic Restricted Subsidiaries which are not Guarantors and that do not have 100% of their Capital Stock pledged pursuant to Pledge Agreements and the Foreign Subsidiaries owned directly by the Company that do not have 65% of their Capital Stock (or, if such 65% pledge of Capital Stock cannot be obtained or would cause an additional and material tax liability for the Company and its Subsidiaries, a pledge of such other claims and/or rights with respect to such Foreign Subsidiaries and such other arrangements and agreements as required by the Lender) pledged pursuant to Pledge Agreements do not, if considered in the aggregate as a single Subsidiary, constitute a Significant Subsidiary. In connection with the delivery of any such Guaranties and Pledge Agreements, the Company and the Guarantors shall provide such other documentation to the Lender, including, without limitation, if requested by the Lender, one or more opinions of counsel satisfactory to the Lender, corporate documents and resolutions and consents and other documents (further including, without limitation, such consents from any shareholders or other owners of any Subsidiary to the execution and performance of such Loan Documents by such Subsidiary), which in the opinion of the Lender are necessary or advisable in connection therewith;

                           (c)      Guaranties of each other Guarantor, other
than Domestic Restricted Subsidiaries covered by clause (b) above;

                           (d)      All other security and collateral described
in the Security Documents.

To secure and guarantee, as the case may be, the payment when due of the Obligations of MSX Limited arising out of or in connection with the MSX Limited Loan and MSX Limited Notes (but excluding the Obligations arising out of the Company Notes), MSX Limited shall execute and deliver, or cause to be executed and delivered, to the Lender the U.K. Deed; provided that all of the following shall be subject to the Intercreditor Agreement and the priority of all Liens in favor of the Lender under the U.K. Deed and all rights of the Lender with respect to any such Liens shall be subject to the Intercreditor Agreement.

Upon request of the Lender, (i) the Company and the Guarantors which are Domestic Restricted Subsidiaries shall execute and deliver such agreements and documents reasonably requested by the Lender to grant a fourth priority lien and security interest on all real property owned by the Company and the Guarantors (subject to Section 5.3 hereof), and (ii) each other Domestic Restricted Subsidiary shall execute and deliver all agreements and documents reasonably requested by the Lender to grant a fourth priority lien and security interest on all assets owned by such Subsidiary, to secure the indebtedness and other obligations of such Subsidiary owing pursuant to the Loan Documents, unless it is prohibited by applicable law or existing contractual restrictions from doing so or it is reasonably determined by the Lender to be impractical or unreasonably costly. Notwithstanding anything to the contrary herein, the security interests granted hereunder shall be junior to the security interests in favor of the Agent under the Senior Credit Facility securing the Lender Obligations, the security interests in favor of the Collateral

Agent under the Senior Secured Note Indenture, and the security interests in favor of the Third Lien Lender securing the Third Lien Notes, all as described in the Intercreditor Agreement, shall only be fourth priority liens and security interests so long as the first, second and third priority liens and security interests in favor of the Agent securing the Lender Obligations, in favor of the Collateral Agent securing the Senior Secured Notes and in favor of the Third Lien Lender securing the Third Lien Notes have not terminated. Except to the extent provided in the U.K. Deed, the Lender shall not be entitled to any liens or security interests on any assets of any Foreign Subsidiaries.

To the extent any Security Documents conflict with the terms and conditions of the Intercreditor Agreement, the terms of the Intercreditor Agreement shall control.

                              ARTICLE 3 CONDITIONS

                  SECTION 3.1. Conditions to this Agreement. The effectiveness of this Agreement is subject to the satisfaction of all of the following conditions:

                           (a)      Corporate Authorizations. Delivery to the
Lender of copies of all authorizing resolutions and evidence of other corporate action taken by each Borrower and each Guarantor to authorize the execution, delivery and performance by each Borrower and each Guarantor of this Agreement, the Notes and the other Loan Documents dated the date hereof to which each is a party and the consummation by such Borrower or such Guarantor, respectively, of the transactions contemplated thereby, certified as true and correct as of the Effective Date in an Officers' Certificate of the Company or each Guarantor, respectively;

                           (b)      Incumbency Certificate. Delivery to the
Lender of Certificates of incumbency of each Borrower and each Guarantor containing, and attesting to the genuineness of, the signatures of those officers or members, as the case may be, authorized to act on behalf of each Borrower or each Guarantor in connection with this Agreement and the Loan Documents dated the date hereof to which the Company and each Guarantor is a party and the consummation by such Borrower or such Guarantor of the transactions contemplated thereby, certified as true and correct as of the Effective Date in an Officers' Certificate of each Borrower and each Guarantor;

                           (c)      Loan Documents. Delivery to the Lender of
this Agreement, the Company Notes, the MSX Limited Notes, the Guaranties, the Security Agreements, the U.K. Deed, and any other Loan Documents dated the date hereof duly executed on behalf of the Borrowers and the Guarantors, as the case may be;

                           (d)      Representations and Warranties. Each of the
Borrowers shall have delivered to the Lender an Officers' Certificate in form and substance satisfactory to the Lender to the effect that the representations and warranties in Article 4 of this Agreement are true, correct and complete in all respects on and as of the Effective Date to the same extent as though made on and as of such date;

                           (e)      Consents, Approvals, Etc. Copies of all
governmental and non-governmental consents, approvals, authorizations, declarations, registrations or filings, if any, required on the part of any Borrower or any Guarantor in connection with the execution, delivery and performance of this Agreement and the Loan Documents dated the date hereof or the transactions contemplated thereby or as a condition to the legality, validity or enforceability of the Loan Documents dated the date hereof, certified as true and correct and in full force and effect as of the Effective Date in an Officers' Certificate of each Borrower, or if none are required, an Officers' Certificate to that effect;

                           (f)      Fees and Expenses. The Lender shall have
received payment in full for all expenses (including reasonable attorneys' fees) incurred in connection with the negotiation and execution of this Agreement and the Loan Documents dated the date hereof;

                           (g)      Other Documents. The Restated Senior Credit
Agreement, the Senior Secured Note Indenture and the Third Lien Loan Agreement shall have been duly executed by the parties thereto and shall be in full force and effect;

                           (h)      Termination of Funding Agreement. The Lender
shall have a received a written agreement from the Agent and the Required Lenders (as defined in the Restated Credit Agreement), in form and substance satisfactory to the Lender, terminating the Funding Agreement, the guarantee letter of Citicorp delivered pursuant to Section 9(d) of the Funding Agreement and all obligations of the Lender and Citicorp thereunder, and such agreement shall be in full force and effect; and

                           (i)      Other Conditions. Delivery of such other
documents and completion of such other matters as the Lender may reasonably request.

                    ARTICLE 4 REPRESENTATIONS AND WARRANTIES

                  To induce the Lender to enter into this Agreement and to make the Loan, each of the Borrowers, on behalf of itself and its Subsidiaries, represents and warrants to the Lender that, as of the date hereof and as of the Effective Date:

                  SECTION 4.1. Corporate Existence and Power. Each of the Borrowers and the Guarantors is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of incorporation or organization, and is duly qualified to do business, and is in good standing, in all additional jurisdictions where such qualification is necessary under applicable law, except for those jurisdictions where the failure to so qualify or be in good standing could not reasonably be expected to result in any Material Adverse Effect. Each of the Borrowers and the Guarantors has all requisite corporate power to own or lease the properties used in its business and to carry on its business substantially as now being conducted and as proposed to be conducted, and to execute and deliver the Loan Documents to which it is a party and to engage in the transactions contemplated by the Loan Documents.

                  SECTION 4.2. Corporate Authority. The execution, delivery and performance by each of the Borrowers and the Guarantors of the Loan Documents to which it is a party have been duly authorized by all necessary corporate action and are not in contravention of any law, rule or regulation, or any judgment, decree, writ, injunction, order or award of any arbitrator, court or governmental authority, or of the terms of any Borrower's or any Guarantor's charter or by-laws or comparable organizational documents, or of any material contract or undertaking to which any Borrower or any Guarantor is a party or by which any Borrower or any Guarantor or their respective material property may be bound or affected or result in the imposition of any Lien except for Permitted Liens.

                  SECTION 4.3. Binding Effect. The Loan Documents to which any Borrower or any Guarantor is a party are the legal, valid and binding obligations of the Borrowers and the Guarantors, respectively, enforceable against the Borrowers and Guarantors in accordance with their respective terms, subject to the effect of bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting the rights of creditors generally and by general principles of equity.

                  SECTION 4.4. Subsidiaries. Each corporation, partnership, or other entity in which the Company, directly or indirectly through any of its subsidiaries, owns more than fifty percent (50%) of any class of equity securities or interests is listed on Schedule 4.4 attached hereto. All of the outstanding shares of capital stock or other equity interests of each of the Subsidiaries are owned, directly or indirectly, by the Company, free and clear of all Liens, other than Permitted Liens and those Liens imposed by the Act and the securities or "Blue Sky" laws of certain domestic or foreign jurisdictions. Except as disclosed in the Final Offering Circular, there are no outstanding (A) options, warrants or other rights to purchase from the Company or any of its Subsidiaries (other than those options granted to Robert Netolicka in June
2003), (B) agreements, contracts, arrangements or other obligations of the Company or any of its Subsidiaries to issue or (C) other rights to convert any obligation into or exchange any securities for, in the case of each of clauses
(A) through (C), shares of capital stock of or other ownership or equity interests in any of the Subsidiaries.

                  SECTION 4.5. Proceedings. Except as disclosed in the Final Offering Circular, there is no action, claim, suit, demand, hearing, notice of violation or deficiency, or proceeding, domestic or foreign (collectively, "Proceedings"), pending or, to the knowledge of the Borrowers, threatened, that either (i) seeks to restrain, enjoin, prevent the consummation of, or otherwise challenge any of the Loan Documents or any of the transactions contemplated therein, or (ii) would, individually or in the aggregate, have a Material Adverse Effect. The Borrowers are not subject to any judgment, order, decree, rule or regulation of any Governmental Authority that would, individually or in the aggregate, have a Material Adverse Effect.

                  SECTION 4.6. Financial Condition. The audited consolidated financial statements and related notes of the Company contained in the Final Offering Circular (the "Financial Statements") present fairly in all material respects the financial position, results of operations and cash flows of the Company and its consolidated Subsidiaries, as of the respective dates and for the respective periods to which they apply and have been prepared in accordance with GAAP and comply as to form with the requirements of Regulation S-X of the Act. The financial data set forth under "Summary Consolidated Financial Data" and "Selected Consolidated Financial Data" included in the Final Offering Circular has been prepared on a basis consistent with that of the Financial Statements and present fairly in all material respects the financial position and results of operations of the Company and its consolidated Subsidiaries as of the respective dates and for the respective periods indicated. All other financial, statistical, and market and industry-related data included in the Final Offering Circular are fairly and accurately presented in all material respects and are based on or derived from sources that the Company believes to be reliable and accurate in all material respects. Subsequent to the respective dates as of which information is given in the Final Offering Circular, except as disclosed in the Final Offering Circular, (i) neither the Company nor any of its Subsidiaries has (x) incurred any liabilities, direct or contingent, that are material, individually or in the aggregate, to the Company, or (y) has entered into any transactions not in the ordinary course of business which are material with respect to the Company and its Subsidiaries considered as one enterprise, (ii) there has not been any material decrease in the capital stock or any material increase in long-term indebtedness or any material increase in short-term indebtedness of the Company, or any payment of or declaration to pay any dividends or any other distribution with respect to the Company, and (iii) there has not been any material adverse change in the business, prospects, results of operations, or financial condition of the Company and its Subsidiaries in the aggregate (each of clauses (i), (ii) and (iii), a "Material Adverse Change").

                  SECTION 4.7. Consents, Etc. No consent, approval, authorization or order of any Governmental Authority, or third party is required in connection with the execution, delivery and performance of any Loan Document or the consummation by the Borrowers of the transactions contemplated hereby, except such as have been obtained.

                  SECTION 4.8. Taxes. Except as set forth on Schedule 4.8 attached hereto, all Tax returns required to be filed (taking into account all applicable extensions) by the Company and each of its Subsidiaries have been filed and all such returns are true, complete, and correct in all material respects. All material Taxes that are due from the Company and its respective Subsidiaries have been paid other than those (i) currently payable without penalty or interest or (ii) being contested in good faith and by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP consistently applied. To the knowledge of the Company, after reasonable inquiry, there are no proposed Tax assessments against the Company or any of its Subsidiaries that would, individually or in the aggregate, have a Material Adverse Effect. The accruals and reserves on the books and records of the Company and its respective Subsidiaries in respect of any material Tax liability for any period not finally determined are adequate to meet any assessments of Tax for any such period. For purposes of this Agreement, the term "Tax" and "Taxes" shall mean all Federal, state, local and foreign taxes, and other assessments of a similar nature (whether imposed directly or through withholding), including any interest, additions to tax, or penalties applicable thereto.

                  SECTION 4.9. Title to Properties; Applicable Agreements. Each of the Company and its respective Subsidiaries has good and marketable title to all personal property owned by it and good and indefeasible title to all leasehold estates in real and personal property being leased by it and, as of the date hereof, will be free and clear of all Liens (other than Permitted Liens). All Applicable Agreements to which the Company or any of its Subsidiaries is a party or by which any of them is bound are valid and enforceable against each of the Company or such Subsidiary, as applicable, and are valid and enforceable against the other party or parties thereto and are in full force and effect with only such exceptions as would not, individually or in the aggregate, have a Material Adverse Effect.

                  SECTION 4.10. ERISA. Each of the Company, its Subsidiaries , and each ERISA Affiliate has fulfilled its obligations, if any, under the minimum funding standards of Section 302 of the United States Employee Retirement Income Security Act of 1974, as amended ("ERISA") with respect to each "pension plan" (as defined in Section 3(2) of ERISA), subject to Section 302 of ERISA which the Company, its Subsidiaries, or any ERISA Affiliate sponsors or maintains, or with respect to which it has (or within the last three years had) any obligation to make contributions, and each such plan is in compliance in all material respects with the presently applicable provisions of ERISA and the Code. Neither the Company, its Subsidiaries, nor any ERISA Affiliate has incurred any unpaid liability to the Pension Benefit Guaranty Corporation (other than for the payment of premiums in the ordinary course) or to any such plan under Title IV of ERISA. "ERISA Affiliate" means a corporation, trade or business that is, along with the Company or any Subsidiary, a member of a controlled group of corporations or a controlled group of trades or businesses, as described in Section 414 of the Code or Section 4001 of ERISA.

                  SECTION 4.11. Disclosure. The Preliminary Offering Circular as of its date did not, and the Final Offering Circular as of its date did not, and as of the date hereof does not, and each supplement or amendment thereto as of its date will not, contain any untrue statement of a material fact or omit to state any material fact (except, in the case of the Preliminary Offering Circular, for pricing terms and other financial terms intentionally left blank) necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that the Borrowers make no representation or warranty as to the information furnished in writing to the Borrowers by the Jefferies & Company, Inc. specifically for use therein.

                  SECTION 4.12. Environmental and Safety Matters. Each of the Company and its Subsidiaries is (i) in compliance with any and all applicable foreign, federal, state and local laws and regulations relating to the protection of the environment or hazardous or toxic substances of wastes, pollutants or contaminants ("Environmental Laws"), (ii) has received and is in compliance with all permits, licenses or other approvals required of them under applicable Environmental Laws to conduct its respective businesses and (iii) has not received notice of any actual or potential liability for the investigation or remediation of any disposal or release of hazardous or toxic substances or wastes, pollutants or contaminants, except where such non-compliance with Environmental Laws, failure to receive required permits, licenses or other approvals, or liability would not, individually or in the aggregate, have a Material Adverse Effect, whether or not arising from transactions in the ordinary course of business. Neither the Company nor any of the Subsidiaries has been named as a "potentially responsible party" under the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended.

                  SECTION 4.13. No Default. Neither the Company nor any Subsidiary is in breach of or default under any Applicable Agreements, other than as disclosed in the Final Offering Circular and except for breaches and defaults that could not result in a Material Adverse Effect. There exists no condition that, with the passage of time or otherwise, would (a) constitute a breach of or default under any Applicable Agreement or (b) result in the imposition of any penalty or the acceleration of any indebtedness, that in (a) or (b) above could result in a Material Adverse Effect. Immediately after consummation of the transactions contemplated by this Agreement, the Loan Documents, the Third Lien Loan Agreement, the Senior Secured Debt Documents and the Senior Debt Documents, no Default or Event of Default will exist.

                  SECTION 4.14. Intellectual Property. Each of the Company and its Subsidiaries owns, or is licensed under, and has the right to use, or can acquire on reasonable terms, adequate patents, patent rights, licenses, inventions, copyrights, know-how (including trade secrets and other unpatented and/or unpatentable proprietary or confidential information, systems or procedures), trademarks, service marks and trade names (collectively, "Intellectual Property") necessary for the conduct of its businesses and, as of the date hereof, are free and clear of all Liens, other than Permitted Liens. To the Company's knowledge, no claims or notices of any potential claim have been asserted by any person challenging the use of any such Intellectual Property by the Company or any of its Subsidiaries or questioning the validity or effectiveness of the Intellectual Property or any license or agreement related thereto (other than any claims that, if successful, would not, individually or in the aggregate, have a Material Adverse Effect). To the Company's knowledge, the use of such Intellectual Property by the Company or any of its Subsidiaries will not infringe on the Intellectual Property rights of any other person.

                  SECTION 4.15. Labor Matters. (i) Other than the collective bargaining agreements listed in Schedule 4.15 attached hereto, neither the Company nor any of the Guarantors is party to or bound by any collective bargaining agreement with any labor organization; (ii) there is no union representation question existing with respect to the employees of the Company or the Guarantors, and, to the knowledge of the Company, no union organizing activities are taking place that could, individually or in the aggregate, have a Material Adverse Effect; (iii) to the Company's knowledge, no union organizing or decertification efforts are underway or threatened against the Company or the Guarantors that, could, individually or in the aggregate, have a Material Adverse Effect; (iv) no labor strike, work stoppage, slowdown, or other labor dispute is pending against the Company or the Guarantors, or, to the knowledge of the Company, threatened against the Company or the Guarantors that, could, individually or in the aggregate, have a Material Adverse Effect; (iv) there is no worker's compensation liability, experience or matter that, could, individually or in the aggregate, have a Material Adverse

Effect; (v) to the knowledge of the Company, there is no threatened or pending liability against the Company or the Guarantors pursuant to the Worker Adjustment Retraining and Notification Act of 1988, as amended ("WARN") or any similar state or local law that, could, individually or in the aggregate, have a Material Adverse Effect; (vi) there is no employment-related charge, complaint, grievance, investigation, unfair labor practice claim, or inquiry of any kind, pending against the Company or the Guarantors that could, individually or in the aggregate, have a Material Adverse Effect; (vii) to the knowledge of the Company, no employee or agent of the Company or the Guarantors has committed any act or omission giving rise to liability for any violation identified in subsection (v) and (vi) above, other than such acts or omissions that would not, individually or in the aggregate, have a Material Adverse Effect; and (viii) no term or condition of employment exists through arbitration awards, settlement agreements, or side agreement that is contrary to the express terms of any applicable collective bargaining agreement other than such term or condition that, could not, individually or in the aggregate, have a Material Adverse Effect.

                  SECTION 4.16. Solvency. On the Effective Date, the Borrowers will be solvent. As used in this paragraph, "solvent" means, with respect to a particular date, that on such date the present fair market value (present fair saleable value) of the assets of each of the Borrowers is not less than the total amount required to pay the probable liabilities of the Borrowers on its total existing debts and liabilities (including contingent liabilities) as they become absolute and matured, the Borrowers are able to realize upon their assets and pay their debts and other liabilities, contingent obligations and commitments as they mature and become due in the normal course of business, assuming on the Effective Date the sale of the Senior Secured Notes, the Third Lien Notes and the Notes, the Borrowers are not incurring debts or liabilities beyond their ability to pay as such debts and liabilities mature, and the Borrowers are not engaged in any business or transaction, and are not about to engage in any business or transaction, for which their property would constitute unreasonably small capital after giving due consideration to the prevailing practice in the industry in which the Borrowers are engaged. In computing the amount of such contingent liabilities at any time, it is intended that such liabilities will be computed at the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

                  SECTION 4.17. Not an Investment Company. Neither of the Borrowers is nor, after giving effect to the offering and sale of the Units and the application of the proceeds thereof as described in the Final Offering Circular, will be an "investment company" as defined in the Investment Company Act of 1940.

                  SECTION 4.18. Insurance. Each of the Company and each of its respective Subsidiaries are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as are prudent and customary in the businesses in which they are engaged. All policies of insurance insuring the Company or any of its respective Subsidiaries or their respective businesses, assets, employees, officers and directors are in full force and effect. The Company and its Subsidiaries are in compliance with the terms of such policies and instruments in all material respects, and there are no claims by the Company or any of its Subsidiaries under any such policy or instrument as to which any insurance company is denying liability or defending under a reservation of rights clause. Neither the Company nor any such Subsidiary has been refused any insurance coverage sought or applied for, and neither the Company nor any such Subsidiary has any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business at a cost that would not, individually or in the aggregate, have a Material Adverse Effect.

                         ARTICLE 5 AFFIRMATIVE COVENANTS

                  SECTION 5.1. SEC Reports. Until such time as the Company shall become subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the Company shall provide the Lender (upon request) with such annual reports and such information, documents and other reports as are specified in Sections 13 and 15(d) of the Exchange Act and applicable to a U.S. corporation subject to such Sections, such information, documents and other reports to be so provided at the times specified for the filing of such information, documents and reports under such Sections. Thereafter, notwithstanding that the Company may not be required to remain subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the Company shall file with the SEC and provide the Lender (upon request) such annual reports and such information, documents and other reports as are specified in such Sections and applicable to a U.S. corporation subject to such Sections, such information, documents and other reports to be so filed and provided at the times specified for the filing of such information, documents and reports under such Sections; provided, however, that the Company shall not be required to file any report, document or other information with the SEC if the SEC does not permit such filing. The Company shall simultaneously deliver to the Lender any notice or other documentation delivered to the Agent or the Senior Lenders pursuant to the Senior Credit Facility.

                  SECTION 5.2. Additional Security and Collateral. Subject to the Intercreditor Agreement, each Borrower shall promptly (i) execute and deliver and cause each Guarantor to execute and deliver, additional Security Documents, within 30 days after request therefor by the Lender, sufficient to grant to the Lender liens and security interests in any after acquired Collateral of the type described in Section 2.6, and (ii) to the extent required under Section 2.6, cause each Person becoming a Domestic Restricted Subsidiary of the Company from time to time to execute and deliver to the Lender, within 60 days after such Person becomes a Domestic Restricted Subsidiary, a Guaranty and a Security Agreement, together with other related documents described in Section
3.1 sufficient to grant to the Lender liens and security interests in all Collateral of the type described in Section 2.6. The Company shall notify the Lender, within 10 days after the occurrence thereof, of the acquisition of any material property by the Company or any Guarantor that is not subject to the existing Security Documents, any Person becoming a Domestic Restricted Subsidiary and any other event or condition, other than the passage of time, that may require additional action of any nature in order to preserve the effectiveness and perfected status of the liens and security interests of the Lender with respect to such property pursuant to the Security Documents, including without limitation, so long as all

Lender Obligations have been indefeasibly paid in full, the Commitments have been terminated and the Senior Secured Notes and Third Lien Notes have been indefeasibly paid in full, delivering the originals of all promissory notes and other instruments payable to the Company or any Guarantors to the Lender and delivering the originals of all stock certificates or other certificates evidencing any Capital Stock owned by the Company or any Guarantors at any time.

                  SECTION 5.3. Real Estate Mortgages and Filings. With respect to any real property other than a leasehold (individually and collectively, the "Premises") acquired by the Company or any Domestic Restricted Subsidiary after the date hereof with a fair market value of greater than $1.0 million on the date of acquisition, if requested by the Lender:

                           (a)      the Company shall deliver to the Lender, as
mortgagee, fully-executed counterparts of Mortgages, each dated as of the date of acquisition of such property, duly executed by the Company or the applicable Subsidiary, together with evidence of the completion (or satisfactory arrangements for the completion), of all recordings and filings of such Mortgage as may be necessary to create a valid, perfected Lien, subject to Permitted Liens, against the properties purported to be covered thereby;

                           (b)      the Lender shall have received mortgagee's
title insurance policies in favor of the Lender, in amounts and in form and substance and issued by insurers reasonably acceptable to the Lender, with respect to the property purported to be covered by such Mortgage, insuring that title to such property is marketable and that the interests created by the Mortgage constitute valid Liens thereon free and clear of all Liens, defects and encumbrances other than Permitted Liens, and such policies shall also include, to the extent available, a revolving credit endorsement and such other endorsements as necessary and shall be accompanied by evidence of the payment in full of all premiums thereon; and

                           (c)      the Company shall deliver to the Lender,
with respect to each of the covered Premises, filings, surveys, local counsel opinions and fixture filings, along with such other documents, instruments, certificates and agreements as the Lender and its counsel shall reasonably request.

                  SECTION 5.4. Designation of Restricted and Unrestricted Subsidiaries. The Board of Directors of the Company may designate any Subsidiary of the Company (including any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary if:

                  (a) the Subsidiary to be so designated (the "Designee") does not own any Capital Stock or Indebtedness of, or own or hold any Lien on any property of, the Company or any other Subsidiary (other than a direct or indirect Subsidiary of the Designee, provided, however, that any such direct or indirect Subsidiary of the Designee shall otherwise comply with clauses (a) through (f) of this Section 5.4);

                  (b) the Subsidiary to be so designated is not obligated under any Indebtedness, Lien or other obligation that, if in default, would result (with the passage of time or notice or otherwise) in a default on any Indebtedness of the Company or of any Subsidiary (other than the Designee or a Subsidiary of the Designee that is an Unrestricted Subsidiary);

                  (c) the Company certifies that such designation complies with Section 6.4 (Limitation on Restricted Payments);

                  (d) such Subsidiary, either alone or in the aggregate with all other Unrestricted Subsidiaries, does not operate, directly or indirectly all or substantially all of the business of the Company and its Subsidiaries;

                  (e) such Subsidiary does not directly or indirectly, own any Indebtedness of or Capital Stock in, and has no Investments in, the Company or any Restricted Subsidiary; and

                  (f) such Subsidiary is a Person with respect to which neither the Company nor any of its Restricted Subsidiaries has any direct or indirect obligation (i) to subscribe for additional Capital Stock or (ii) to maintain or preserve such Person's financial condition or to cause such Person to achieve any specified levels of operating results.

If, at any time, any Unrestricted Subsidiary would fail to meet the foregoing requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of this Agreement and any Indebtedness of such Subsidiary shall be deemed to be Incurred as of such date. For purposes of making any such designation, all outstanding Investments by the Company and its Restricted Subsidiaries (except to the extent repaid in cash) in the Subsidiary will be deemed to be Restricted Payments at the time of such designation and will reduce the amount available for Restricted Payments under clause (a)(3) of
Section 6.4 (Limitation on Restricted Payments). Such designation shall only be permitted if such Restricted Payment would be permitted at such time and if such Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.

Any such designation or redesignation by the Board of Directors will be evidenced to the Lender by delivering to the Lender a board resolution giving effect to such designation or redesignation and an Officers' Certificate (a) certifying that such designation or redesignation complies with the foregoing provisions and (b) giving the effective date of such designation or redesignation, such delivery to the Lender to occur within 45 days after the end of the fiscal quarter of the Company in which such designation or redesignation is made (or, in the case of a designation or redesignation made during the last fiscal quarter of the Company's fiscal year, within 90 days after the end of such fiscal year). Unless designated as an Unrestricted Subsidiary as herein provided, each Subsidiary of the Company shall be a Restricted Subsidiary. Except as provided herein, no Restricted Subsidiary shall be redesignated as an Unrestricted Subsidiary.

The Board of Directors of the Company may designate any Unrestricted Subsidiary to be a Restricted Subsidiary, if immediately after giving pro forma effect to such designation (a) the Company could Incur $1.00 of additional Indebtedness under paragraph (a) of Section 6.1 (Limitation on Incurrence of Indebtedness) and (b) no Default or Event of Default shall have occurred and be continuing or would result therefrom.

                  SECTION 5.5. Compliance Certificate. The Company shall deliver to the Lender within 120 days after the end of each fiscal year of the Company a certificate signed by the principal executive, financial or accounting officer of the Company, stating that to the best of such Officer's actual knowledge, no breach of covenant or other obligations or any Default occurred during such period, and if the Company shall not be in compliance with all conditions and covenants under this Agreement, specifying such noncompliance and the nature and status thereof.

                  SECTION 5.6. Further Instruments and Acts. Upon request of the Lender, each Borrower will execute and deliver such further instruments and do such further acts as may be reasonably necessary or proper to carry out more effectively the purpose of this Agreement.

                  SECTION 5.7. Payment of Taxes and Other Claims. The Borrowers shall, and shall cause each of their Subsidiaries to, pay or discharge or cause to be paid or discharged, before the same shall become delinquent, all material taxes, assessments and governmental charges levied or imposed upon their or their Subsidiaries' income, profits or property; provided, however, that neither the Borrowers nor any of their Subsidiaries shall be required to pay or discharge or cause to be paid or discharged any such tax, assessment, charge or claim whose amount, applicability or validity is being contested in good faith by appropriate negotiations or proceedings and for which disputed amounts adequate reserves have been made in accordance with GAAP.

                  SECTION 5.8. Corporate Existence. Subject to Sections 6.3 and 6.9, each Borrower shall do or cause to be done, at its own cost and expense, all things necessary to, and will cause each of its Restricted Subsidiaries to, preserve and keep in full force and effect the corporate or partnership existence and rights (charter and statutory), licenses and/or franchises of such Borrower and each of its Restricted Subsidiaries; provided, however, that neither the Borrowers nor any of their Restricted Subsidiaries shall be required to preserve any such rights, licenses or franchises if the Board of Directors of the Company shall reasonably determine that the preservation thereof is no longer desirable in the conduct of the business of the Borrowers and the Subsidiaries, taken as a whole.

                          ARTICLE 6 NEGATIVE COVENANTS

                  SECTION 6.1.      Limitation on Incurrence of Indebtedness.

                  (a) The Company shall not, and shall not permit any Restricted Subsidiaries to, Incur, directly or indirectly, any Indebtedness; provided, however, that the Company and the Guarantors may Incur Indebtedness if, immediately after giving effect to such Incurrence, the Consolidated Coverage Ratio exceeds 2.25 to 1.

                  (b) Notwithstanding Section 6.1(a), the Company and the Restricted Subsidiaries may Incur any or all of the following Indebtedness:

                  (1) Indebtedness Incurred pursuant to the Senior Credit Facility and Guarantees of Indebtedness Incurred pursuant to the Senior Credit Facility; provided, however, that, after giving effect to any such Incurrence, the aggregate principal amount of such Indebtedness then outstanding does not exceed the sum of (i) the greater of (x) $40.0 million less the amount of Net Available Cash from Asset Dispositions used to permanently reduce indebtedness under the Senior Credit Facility and (y) 20% of the net book value of the accounts receivable of the Company and its Restricted Subsidiaries, determined in accordance with GAAP and 20% of the net book value of the inventory of the Company and its Restricted Subsidiaries, determined in accordance with GAAP,
(ii) Cash Management Obligations owing to the Agent, the Senior Lenders or their respective Affiliates, and (iii) the amount by which the U.S. dollar equivalent of the principal amount of the loans and letters of credit under the Senior Credit Facility exceeds the amount allowed under the forgoing clauses (i) and
(ii) as a result of currency fluctuations;

                  (2) Indebtedness represented by (i) the Senior Secured Notes issued in the Offering (and the Exchange Notes), and (ii) Indebtedness represented by the Senior Secured Note Guarantees;

                  (3) Indebtedness pursuant to agreements as in effect on the Effective Date (other than Indebtedness described in clause (1) of this Section 6.1(b)), including without limitation the Third Lien Notes;

                  (4) Indebtedness of the Company owed to and held by a Wholly-Owned Subsidiary or Indebtedness of a Wholly-Owned Subsidiary owed to and held by the Company or a Wholly-Owned Subsidiary; provided, however, that (i) any such Indebtedness of the Company or any Guarantor shall be unsecured and subordinated to the Notes and (ii) any subsequent issuance or transfer of any Capital Stock which results in any such Wholly-Owned Subsidiary ceasing to be a Wholly-Owned Subsidiary or any subsequent transfer of such Indebtedness (other than to the Company or a Wholly-Owned Subsidiary) shall be deemed, in each case, to constitute the Incurrence of such Indebtedness by the issuer thereof;

                  (5) Refinancing Indebtedness in respect of Indebtedness Incurred pursuant to Section 6.1(a) or pursuant to clause (2), (3) or this clause (5) of Section 6.1(b);

                  (6) Indebtedness in respect of performance bonds, bankers' acceptances, letters of credit and surety or appeal bonds entered into by the Company or a Restricted Subsidiary in the ordinary course of business (in each case other than an obligation for borrowed money);

                  (7) Hedging Obligations consisting of Interest Rate Agreements and Currency Agreements entered into in the ordinary course of business and not for the purpose of speculation; provided, however, that, in the case of Currency Agreements and Interest Rate Agreements, such Currency Agreements and Interest Rate Agreements do not increase the Indebtedness of the Company outstanding at any time other than as a result of fluctuations in foreign currency exchange rates or interest rates or by reason of fees, indemnities and compensation payable thereunder;

                  (8) Purchase Money Indebtedness and Capital Lease Obligations Incurred to finance the acquisition or improvement by the Company or a Restricted Subsidiary of any assets in the ordinary course of business and which do not exceed $3.0 million in the aggregate at any time outstanding;

                  (9) Indebtedness Incurred in respect of letters of credit in an aggregate principal amount not to exceed $5 million, plus the amount by which the U.S. dollar equivalent of the principal amount of such letters of credit exceeds $5 million as a result of currency fluctuations;

                  (10) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business, provided that such Indebtedness is extinguished within five business days of Incurrence;

                  (11) Indebtedness Incurred after the Effective Date representing interest paid-in-kind;

                  (12) Indebtedness of Foreign Restricted Subsidiaries of the Company, in an aggregate principal amount not to exceed $5.0 million at any time outstanding; or

                  (13) Indebtedness in an aggregate principal amount which, together with all other Indebtedness of the Company and its Restricted Subsidiaries outstanding on the date of such Incurrence (other than Indebtedness permitted by clauses (1) through (12) of this Section 6.1(b) or Section 6.1(a)), does not exceed $10.0 million.

                  (c) For purposes of determining compliance with the foregoing covenant, (i) in the event that an item of Indebtedness meets the criteria of more than one of the types of Indebtedness described in Section 6.1(b), the Company, in its sole discretion, will classify such item of Indebtedness and only be required to include the amount and type of such Indebtedness in one of the above clauses and (ii) an item of Indebtedness may be divided and classified in more than one of the types of Indebtedness described in Section 6.1(b).

                  SECTION 6.2. Limitation on Liens. The Company shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, Incur or permit to exist any Lien (other than Permitted Liens) of any nature whatsoever on any property of the Company or any Restricted Subsidiary (including Capital Stock of a Restricted Subsidiary), whether owned at the Effective Date or thereafter acquired.

                  SECTION 6.3.      Limitation on Sale of Assets and Subsidiary
Stock.

                  (a) The Company shall not, and shall not permit any Restricted Subsidiary to, consummate any Asset Disposition unless: (i) the Company or such Restricted Subsidiary receives consideration at the time of such Asset Disposition at least equal to the fair market value (including as to the value of all non-cash consideration), as determined in good faith by the Board of Directors of the Company, of the shares and assets subject to such Asset Disposition, and (ii) at least 75% of the consideration therefor received by the Company or such Restricted Subsidiary is in the form of cash or cash equivalents, provided, however, that this clause (ii) shall not apply if the Company or a Restricted Subsidiary is disposing of assets in exchange for Additional Assets.

                  For the purposes of this covenant, the assumption of Indebtedness of the Company or any Restricted Subsidiary and the release of the Company or such Restricted Subsidiary from all liability on such Indebtedness in connection with such Asset Disposition is deemed to be cash.

                  With respect to any Asset Disposition occurring on or after the Effective Date from which the Company or any Restricted Subsidiary receives Net Available Cash, the Company or such Restricted Subsidiary shall:

                  (i) within 365 days after the date such Net Available Cash is received and to the extent the Company or such Restricted Subsidiary elects to: (A) apply an amount equal to such Net Available Cash to prepay, repay, purchase or legally defease Applicable Indebtedness of the Company or such Restricted Subsidiary, in each case owing to a Person other than the Company or any Affiliate of the Company, or (B) invest an equal amount, or the amount not so applied pursuant to clause (A), in Additional Assets (including by means of an Investment in Additional Assets by a Guarantor with Net Available Cash received by the Company or another Guarantor) and

                  (ii) apply such excess Net Available Cash (to the extent not applied pursuant to clause (i)) as provided in the following paragraphs of this Section 6.3; provided, however, that in connection with any prepayment, repayment or purchase of Applicable Indebtedness pursuant to clause (A) above (other than the repayment of Applicable Indebtedness Incurred under the Senior Credit Facility to fund the purchase of an asset which is sold by the Company within 180 days of its purchase pursuant to a Sale/Leaseback Transaction), the Company or such Restricted Subsidiary shall retire such Applicable Indebtedness and shall cause the related loan commitment (if any) to be permanently reduced in an amount equal to the principal amount so prepaid, repaid or purchased.

                  The amount of Net Available Cash required to be applied pursuant to clause (ii) above and not theretofore so applied shall constitute "Excess Proceeds." Pending application of Net Available Cash pursuant to this provision, such Net Available Cash shall be invested in Temporary Cash Investments. Notwithstanding the foregoing, the Company may use Excess Proceeds to acquire Senior Secured Notes through open market or privately negotiated purchases, and Excess Proceeds at any time will be reduced by the principal amount of Senior

Secured Notes acquired (and surrendered to the Trustee for cancellation) by the Company and its Restricted Subsidiaries through open market or privately negotiated purchases on or after the date of the applicable Asset Disposition.

                  If at any time the aggregate amount of Excess Proceeds not theretofore subject to an Excess Proceeds Offer (as defined below) totals at least $3 million, the Company shall, not later than 30 days after the end of the period during which the Company is required to apply such Excess Proceeds pursuant to clause (i) of the immediately preceding paragraph of this Section 6.3(a) (or, if the Company so elects, at any time within such period), make an offer (an "Excess Proceeds Offer") to purchase from the holders of Senior Secured Notes and Applicable Pari Passu Indebtedness (determined on a pro rata basis according to the accreted value or aggregate principal amount, as the case may be, of the Senior Secured Notes and the Applicable Pari Passu Indebtedness) in an amount equal to the Excess Proceeds (rounded down to the nearest multiple of $1,000) on such date, at a purchase price equal to 100% of the principal amount of such Senior Secured Notes, plus, in each case, accrued and unpaid interest and Additional Amounts, if any, to the date of purchase (the "Excess Proceeds Payment"). Upon completion of an Excess Proceeds Offer the amount of Excess Proceeds remaining after application pursuant to such Excess Proceeds Offer, (including payment of the purchase price for Senior Secured Notes duly tendered) may be used by the Company for any corporate purpose (to the extent not otherwise prohibited by this Agreement).

                  (b) Any repurchase of Senior Secured Notes pursuant to an Excess Proceeds Offer shall include both U.S. Senior Secured Notes and U.K. Senior Secured Notes on a pro rata basis based upon the aggregate principal amount of the Senior Secured Notes outstanding at the time of such repurchase, unless a change of Control of MSX Limited has occurred.

                  (c) The Company shall comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations thereunder in the event that such Excess Proceeds are received by the Company under the covenant described hereunder and the Company is required to repurchase Notes as described above. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the covenant described hereunder, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the covenant described hereunder by virtue thereof.

                  SECTION 6.4.      Limitation on Restricted Payments.

                  (a) The Company shall not, and shall not permit any Restricted Subsidiary, directly or indirectly, to make a Restricted Payment if at the time the Company or such Restricted Subsidiary makes such Restricted
Payment: (1) a Default or an Event of Default shall have occurred and be continuing (or would result therefrom); (2) the Company is not able to Incur an additional $1.00 of Indebtedness pursuant to Section 6.1(a); or (3) the aggregate amount of such Restricted Payment together with all other Restricted Payments (the amount of any payments made in property other than cash to be valued at the fair market value of such property, as determined in good faith by the Board of Directors of the Company) declared or made since the Effective Date would exceed the sum of:

                  (A) 50% of the Consolidated Net Income accrued during the period (treated as one accounting period) from the Effective Date to the end of the most recent fiscal quarter prior to the date of such Restricted Payment for which financial statements of the Company are available (or, in case such Consolidated Net Income accrued during such period (treated as one accounting period) shall be a deficit, minus 100% of such deficit);

                  (B) the aggregate Net Cash Proceeds received subsequent to the Effective Date by the Company from the issuance or sale of (i) its Capital Stock (other than Disqualified Stock or the issuance or sale of Capital Stock to a Subsidiary of the Company) or (ii) the Capital Stock of a Restricted Subsidiary pursuant to a Qualified TIPS Transaction (other than any issuance or sale to a Subsidiary of the Company);

                  (C) the amount by which Indebtedness of the Company or its Restricted Subsidiaries is reduced on the Company's balance sheet upon the conversion or exchange (other than by a Subsidiary of the Company) subsequent to the Effective Date, of any Indebtedness of the Company or its Restricted Subsidiaries convertible or exchangeable for Capital Stock (other than Disqualified Stock) of the Company (less the amount of any cash, or the fair market value of any other property, distributed by the Company or any Restricted Subsidiary upon such conversion or exchange); and

                  (D) an amount equal to the sum of the net reduction in Investments resulting from repayments of loans or advances or other transfers of assets subsequent to the Effective Date, in each case to the Company or any Restricted Subsidiary; provided, however, that the foregoing amount shall not exceed the amount of Investments previously made (and treated as a Restricted Payment) by the Company or any Restricted Subsidiary in such Person.

                  (b)      The provisions of Section 6.4(a) shall not prohibit:

                  (i) any purchase or redemption of Capital Stock or Subordinated Obligations of the Company or any Restricted Subsidiary made in exchange for, or out of the proceeds of the substantially concurrent sale of, Capital Stock of the Company (other than Disqualified Stock and other than Capital Stock issued or sold to a Subsidiary of the Company); provided, however, that (A) such purchase or redemption shall be excluded from the calculation of the amount of Restricted Payments; and (B) the Net Cash Proceeds from such sale shall be excluded from the calculation of amounts under Section 6.4(a)(3)(B);

                  (ii) any purchase or redemption of (A) Subordinated Obligations of the Company made in exchange for, or out of the proceeds of the substantially concurrent sale of, Subordinated Obligations of the Company which is permitted to be Incurred pursuant to Section 6.1(b) and (c) or (B) Subordinated Obligations of a Restricted Subsidiary made in exchange for, or out of the proceeds of the substantially concurrent sale of, Subordinated Obligations of such

Restricted Subsidiary or the Company which is permitted to be Incurred pursuant to Section 6.1(b) and (c); provided, however, that such purchase or redemption shall be excluded from the calculation of the amount of Restricted Payments;

                  (iii) dividends paid within 60 days after the date of declaration thereof if at such date of declaration such dividend would have complied with this Section 6.4; provided, however, that at the time of payment of such dividend, no other Default shall have occurred and be continuing (or would result therefrom); provided, further, however, that such dividend shall be included in the calculation of the amount of Restricted Payments;

                  (iv) any purchase or redemption or other retirement for value of Capital Stock of the Company required pursuant to any shareholders agreement, management agreement or employee stock option agreement in accordance with the provisions of any such arrangement in an amount not to exceed $1.5 million in the aggregate; provided, however, that at the time of such purchase or redemption, no other Default shall have occurred and be continuing (or would result therefrom); provided, further, however, that such purchase or redemption shall be included in the amount of Restricted Payments;

                  (v) Guarantees by the Company or any Restricted Subsidiary of Indebtedness Incurred by the Company or a Restricted Subsidiary, provided, however, that at the time such Guarantee is Incurred it would be permitted under the covenant described under Section 6.1; provided, further, however, that such Guarantee shall be excluded from the amount of Restricted Payments;

                  (vi) any purchase or redemption of Senior Subordinated Notes; provided, however, that the aggregate purchase price of all such purchases and redemptions shall not exceed $10.0 million; or

                  (vii) if no Default or Event of Default will have occurred and be continuing, Restricted Payments (in addition to those permitted by clauses (i) through (vi) above) in an aggregate amount not to exceed $5.0 million subsequent to the Effective Date.

                  SECTION 6.5.      Limitation on Affiliate Transactions.

                  (a) The Company shall not, and shall not permit any Restricted Subsidiary to, enter into or permit to exist any transaction or series of related transactions (including the purchase, sale, lease or exchange of any property, employee compensation arrangements or the rendering of any service) with any Affiliate of the Company (an "Affiliate Transaction") unless the terms thereof:

                  (1) are no less favorable to the Company or such Restricted Subsidiary than those that could be obtained at the time of such transaction in arm's-length dealings with a Person who is not such an Affiliate;

                  (2) if such Affiliate Transaction (or series of related Affiliate Transactions) involves aggregate payments in an amount in excess of $1.0 million (i) are set forth in writing and (ii) comply with clause (1) of this Section 6.5(a);

                  (3) if such Affiliate Transaction (or series of related Affiliate Transactions) involves aggregate payments in an amount in excess of $2.5 million in any one year, (i) are set forth in writing, (ii) comply with clause (2) of this Section 6.5(a) and (iii) have been approved by a majority of the disinterested members of the Board of Directors of the Company, and

                  (4) if such Affiliate Transaction (or series of related Affiliate Transactions) involves aggregate payments in an amount in excess of $10.0 million in any one year, (i) comply with clause (3) of this Section 6.5(a) and (ii) have been determined by a nationally recognized investment banking firm to be fair, from a financial standpoint, to the Company and its Restricted Subsidiaries.

                  (b) Section 6.5(a) shall not prohibit: (i) any Restricted Payment permitted to be paid pursuant to Section 6.4, (ii) any issuance of securities, or other payments, awards or grants in cash, securities or otherwise, pursuant to, or the funding of, employment arrangements, stock options and stock ownership plans in the ordinary course of business and approved by the Board of Directors of the Company, (iii) the grant of stock options or similar rights to employees and directors of the Company in the ordinary course of business and pursuant to plans approved by the Board of Directors of the Company; (iv) loans or advances to employees of the Company or its Subsidiaries, provided, however, the aggregate amount of such loans or advances made after the Effective Date and outstanding at any one time shall not exceed $1.5 million; (v) fees, compensation or employee benefit arrangements paid to and indemnity provided for the benefit of directors, officers or employees of the Company or any Subsidiary in the ordinary course of business;
(vi) any Affiliate Transaction between the Company and a Restricted Subsidiary or between Restricted Subsidiaries in the ordinary course of business (so long as the other stockholders of any participating Restricted Subsidiaries which are not Wholly Owned Subsidiaries are not themselves Affiliates of the Company), or
(vii) Existing Affiliate Agreements, including amendments thereto or replacements thereof entered into after the Effective Date, provided, however, that the terms of any such amendment or replacement are at least as favorable to the Company as those that could be obtained at the time of such amendment or replacement in arm's-length dealings with a Person which is not an Affiliate.

                  If the Company or any Restricted Subsidiary has complied with all of the provisions of the foregoing paragraph (a) of this Section 6.5 other than clause (4)(ii) thereof, such paragraph shall not prohibit the Company or any Restricted Subsidiary from entering into Affiliate Transactions pursuant to which the Company or any Restricted Subsidiary renders services in the ordinary course of business to CVC or to Affiliates of CVC.

                  SECTION 6.6. Impairment of Security Interests. Subject to the Intercreditor Agreement, neither the Company nor any Guarantor will take or omit to take any action which would adversely affect or impair the Liens in favor of the Lender with respect to the Collateral. Neither the Company nor any of its Restricted Subsidiaries shall grant to any Person, or permit any Person to retain (other than the Lender), any interest whatsoever in the Collateral other than Permitted Liens. Neither the Company nor any of its Restricted Subsidiaries will enter into any agreement that requires the proceeds received from any sale of Collateral to be applied to repay, redeem, defease or otherwise acquire or retire any Indebtedness of any Person, other than as permitted by this Agreement, the Intercreditor Agreement and the Loan Documents. The Company shall, and shall cause each Guarantor to, at their sole cost and expense, execute and deliver all such agreements and instruments to more fully or accurately describe the property intended to be Collateral, or the obligations intended to be secured by the Security Documents. The Company shall, and shall cause each Restricted Subsidiary to, at their sole cost and expense, file any such notice filings or other agreements or instruments as may be reasonably necessary or desirable under applicable law to perfect the Liens created by the Security Documents at such times and at such places as necessary.

                  SECTION 6.7. Limitations on Restrictions on Distributions from Restricted Subsidiaries. The Company shall not, and shall not permit any Restricted Subsidiary to, create or otherwise cause or permit to exist or become effective any consensual encumbrance or consensual restriction on the ability of any Restricted Subsidiary: (a) to pay dividends or make any other distributions on its Capital Stock to the Company or a Restricted Subsidiary or pay any Indebtedness owed to the Company, (b) to make any loans or advances to the Company or (c) to transfer any of its property or assets to the Company, except:

                  (i) any encumbrance or restriction pursuant to an agreement in effect at or entered into on the Effective Date;

                  (ii) any encumbrance or restriction with respect to a Restricted Subsidiary pursuant to an agreement relating to any Indebtedness Incurred by such Restricted Subsidiary which was entered into on or prior to the date on which such Restricted Subsidiary was acquired by the Company (other than as consideration in, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary or was acquired by the Company) and outstanding on such date;

                  (iii) any encumbrance or restriction pursuant to an agreement effecting a Refinancing of Indebtedness Incurred pursuant to an agreement referred to in clause (i) or (ii) of this Section 6.7 (or effecting a Refinancing of such Refinancing Indebtedness pursuant to this clause (iii)) or contained in any amendment to an agreement referred to in clause (i) or (ii) of this Section 6.7 or this clause
         (iii); provided, however, that the encumbrances and restrictions with respect to such Restricted Subsidiary contained in any such refinancing agreement or amendment are no more restrictive in any material respect than the encumbrances and restrictions with respect to such Restricted Subsidiary contained in such agreements;

                  (iv) any such encumbrance or restriction consisting of customary non-assignment provisions in leases governing leasehold interests to the extent such provisions restrict the transfer of the lease or the property leased thereunder;

                  (v) in the case of Section 6.7(c) above, restrictions contained in security agreements or mortgages securing Indebtedness of a Restricted Subsidiary to the extent such restrictions restrict the transfer of the property subject to such security agreements or mortgages;

                  (vi) any restriction with respect to (x) a Restricted Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of all or substantially all the Capital Stock or assets of such Restricted Subsidiary or (y) an asset of a Restricted Subsidiary pursuant to an agreement entered into for the sale or disposition of such asset, in each case pending the closing of such sale or disposition;

                  (vii)    any restriction imposed by applicable law; and

                  (viii) any encumbrance or restriction with respect to a Foreign Restricted Subsidiary which is contained in agreements evidencing Indebtedness permitted under Section 6.1 hereof and which encumbrance or restriction is customary in agreements of such type.

                  SECTION 6.8. Limitation on Issuance or Sale of Capital Stock of Restricted Subsidiaries. The Company shall not (i) sell, pledge, hypothecate or otherwise dispose of any shares of Capital Stock of a Restricted Subsidiary (other than pledges of Capital Stock securing the Senior Credit Facility, the Senior Secured Notes, the Third Lien Notes or the Notes) or (ii) permit any Restricted Subsidiary, directly or indirectly, to issue or sell or otherwise dispose of any shares of its Capital Stock other than (A) to the Company or a Restricted Subsidiary, (B) directors' qualifying shares and shares owned by foreign shareholders, to the extent required by applicable local laws in foreign countries, (C) pursuant to a Qualified TIPS Transaction, (D) the disposition of shares of a Foreign Restricted Subsidiary that is the subject of a Permitted Foreign Transaction or (E) if, immediately after giving effect to such issuance or sale, such Restricted Subsidiary would no longer constitute a Subsidiary. The proceeds of any sale of such Capital Stock permitted hereby (other than any Capital Stock received by the Company and its Restricted Subsidiaries in connection with a Permitted Foreign Transaction) will be treated as Net Available Cash from an Asset Disposition and must be applied in accordance with Section 6.3.

                  SECTION 6.9. Merger and Consolidation. The Company shall not consolidate with or merge with or into, or convey, transfer or lease, in one transaction or a series of related transactions, all or substantially all its assets to, any Person, unless:

                  (i) the resulting, surviving or transferee Person (the "Successor Company") shall be a corporation organized and existing under the laws of the United States of America, any State thereof or the District of Columbia and the Successor Company (if not the Company) shall expressly assume, (a) by an instrument executed and delivered to the Lender, in form satisfactory to the Lender, all the obligations of the Company under the Notes and this Agreement and
         (b) by an instrument (in form and substance satisfactory to the Lender), executed and delivered to the Lender, all obligations of the Company under the Security Documents, and shall cause such amendments, supplements or other instruments to be filed and recorded in such jurisdictions and take such other actions as may be required by applicable law to preserve and protect the Lien on the Collateral owned by or transferred to the surviving entity, together with such financing statements as may be required to perfect any security interest in such Collateral which may be perfected by the filing of a financing statement under the Uniform Commercial Code of the relevant states;

                  (ii) immediately after giving effect to such transaction on a pro forma basis (and treating any Indebtedness which becomes an obligation of the Successor Company or any Subsidiary as a result of such transaction as having been Incurred by such Successor Company or such Subsidiary at the time of such transaction), no Default shall have occurred and be continuing;

                  (iii) except in the case of a merger the sole purpose of which is to change the Company's jurisdiction of incorporation, immediately after giving effect to such transaction on a pro forma basis, the Successor Company would be able to Incur an additional $1.00 of Indebtedness pursuant to Section 6.1(a) (Limitation on Incurrence of Indebtedness);

                  (iv) immediately after giving effect to such transaction on a pro forma basis, the Successor Company shall have Consolidated Net Worth in an amount that is not less than the Consolidated Net Worth of the Company immediately prior to such transaction; and

                  (v) the Company shall have delivered to the Lender an Officers' Certificate and an opinion of counsel, each stating that such consolidation, merger or transfer and such instruments delivered to the Lender in connection therewith comply with this Agreement.

                  Notwithstanding the foregoing clauses (ii), (iii) and (iv) of this Section 6.9, any Restricted Subsidiary may consolidate with, merge into or transfer all or part of its properties and assets to the Company or another Restricted Subsidiary.

                  The Successor Company shall be the successor to the Company and shall succeed to, and be substituted for, and may exercise every right and power of, the Company under this Agreement, but the predecessor Company in the case of a conveyance, transfer or lease shall not be released from the obligation to pay the principal of and interest on the Notes.

                  The Company shall not permit any Guarantor to consolidate with or merge with or into, or convey, transfer or lease, in one transaction or a series of transactions, all or substantially all its assets to, any Person (other than the Company or a Wholly-Owned Subsidiary), unless: (i) the resulting, surviving or transferee Person (if not such Subsidiary) shall be a corporation organized and existing under the laws of the United States of America, any State thereof or the District of Columbia and the Successor Company (if not such Subsidiary) shall expressly assume (a) by an instrument (in form and substance satisfactory to the Lender), executed and delivered to the Lender, all of the obligations of the Guarantor under the Guaranty and this Agreement and (b) by instrument (in form and substance satisfactory to the Lender) executed and delivered to the Lender, all obligations of the Guarantor under the Security Documents, and in connection therewith shall cause such instruments to be filed and recorded in such jurisdictions and take such other actions as may be required by applicable law to perfect or continue the perfection of the Lien created thereunder on the Collateral owned by or transferred to the surviving entity; (ii) immediately after giving effect to such transaction on a pro forma basis (and treating any Indebtedness which becomes an obligation of the resulting, surviving or transferee Person as a result of such transaction as having been Incurred by such Person at the time of such transaction), no Default shall have occurred and be continuing; and (iii) the Company shall have delivered to the Lender an Officers' Certificate and an opinion of counsel, each stating that such consolidation, merger or transfer and such Guaranty agreement comply with this Agreement. The provisions of clauses (i) and (iii) above shall not apply to any transactions which constitute an Asset Disposition if the Company has complied with the applicable provisions of Section 6.3 (Limitation on Sales of Assets and Subsidiary Stock) hereof.

                  The Company shall not permit MSX Limited to consolidate with or merge with or into, or convey, transfer or lease, in one transaction or a series of transactions, all or substantially all its assets to, any Person (other than the Company or a Wholly-Owned Subsidiary), unless: (i) the resulting, surviving or transferee Person (if not such Subsidiary) shall be a company incorporated under the laws of England and Wales and the Successor Company (if not such Subsidiary) shall expressly assume (a) by an instrument (in form and substance satisfactory to the Lender), executed and delivered to the Lender, all of the obligations of MSX Limited under the MSX Limited Notes and this Agreement and (b) by instrument (in form and substance satisfactory to the Lender) executed and delivered to the Lender, all obligations of MSX Limited under the Security Documents, and in connection therewith shall cause such instruments to be filed and recorded in such jurisdictions and take such other actions as may be required by applicable law to perfect or continue the perfection of the Lien created thereunder on the Collateral owned by or transferred to the surviving entity; (ii) immediately after giving effect to such transaction on a pro forma basis (and treating any Indebtedness which becomes an obligation of the resulting, surviving or transferee Person as a result of such transaction as having been Incurred by such Person at the time of such transaction), no Default shall have occurred and be continuing; and (iii) the Company shall have delivered to the Lender an Officers' Certificate and an opinion of counsel, each stating that such consolidation, merger or transfer and such instrument comply with this Agreement. The provisions of clauses (i) and
(iii) above shall not apply to any transactions which constitute an Asset Disposition if the Company has complied with the applicable provisions of
Section 6.3 (Limitation on Sales of Assets and Subsidiary Stock) hereof.

                  SECTION 6.10. Waiver of Stay, Extension and Usury Laws. Each Borrower covenants (to the extent that it may lawfully do so) that it shall not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay or extension law or any usury law or other law that would prohibit or forgive the Borrowers from paying all or any portion of the principal of, premium, if any, or interest on the Notes as contemplated herein, wherever enacted, now or at any time hereafter in force, or which may affect the covenants or the performance of this Agreement; and (to the extent that it may lawfully do so) each Borrower hereby expressly waives all benefit or advantage of any such law, and covenants that it shall not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Lender, but shall suffer and permit the execution of every such power as though no such law had been enacted.

                  SECTION 6.11. Limitation on Capital Expenditures. The aggregate amount of Capital Expenditures made by the Company and its Restricted Subsidiaries in any fiscal year shall not exceed (x) $15.0 million and (y) up to $5 million of amounts available for Capital Expenditures and not used by the Company and its Restricted Subsidiaries in the immediately preceding fiscal year.

                  SECTION 6.12. Prohibited Transfers of Accounts Receivable. MSX Limited shall not be permitted to transfer its Charged Assets to any Subsidiaries that are not Guarantors.

                         ARTICLE 7 DEFAULTS AND REMEDIES

                  SECTION 7.1. Events of Default. Any of the following events is an "Event of Default":

                  (i) the Borrowers default in the payment of interest on the Loans or any other amount under this Agreement when the same becomes due and payable, and such default continues for a period of 30 days; provided, that this Event of Default shall not limit the Borrowers' ability to accrue interest on the Loans;

                  (ii) the Borrowers default in the payment of principal of the Loans when the same becomes due and payable at their Stated Maturity, by notice of prepayment, upon required repurchase, upon declaration or otherwise;

                  (iii) the Borrowers fail to comply for 60 days after notice with any of their obligations under Section 6.1 (Limitation on Incurrence of Indebtedness), Section 6.4 (Limitation on Restricted Payments), Section 6.3 (Limitation on Sales of Assets and Subsidiary Stock) and Section 6.9 (Merger and Consolidation);

                  (iv) the Borrowers fail to comply with any of their other agreements contained in this Agreement or in the other Loan Documents and such failure continues for 60 days after the notice specified below;

                  (v) any Loan Document at any time for any reason ceases to be in full force and effect (except as provided by the terms of this Agreement and the other Loan Documents), or shall cease to be effective in all material respects to give the Lender the Liens with the priority purported to be created thereby subject to no other Liens except as expressly permitted by the applicable Loan Document;

                  (vi) the Company or any of its Subsidiaries, directly or indirectly, contests in any manner the effectiveness, validity, binding nature or enforceability of any Loan Document;

                  (vii) the Company or any Restricted Subsidiary of the Company fails to pay any Indebtedness within any applicable grace period after final maturity or acceleration of any such Indebtedness by the holders thereof because of a default and the total amount of such Indebtedness unpaid or accelerated exceeds $5.0 million;

                  (viii) the Company, MSX Limited or any Significant Subsidiary of the Company pursuant to or within the meaning of any Bankruptcy Law:

                  (A)      commences a voluntary case;

                  (B) consents to the entry of an order for relief against it in an involuntary case in which it is the debtor;

                  (C) consents to the appointment of a Custodian of it or for any substantial part of its property; or

                  (D) makes a general assignment for the benefit of creditors; or

                  (E) takes any comparable action under any foreign laws relating to insolvency;

                  (ix) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

                           (A) is for relief against the Company, MSX Limited or any Significant Subsidiary of the Company in an Involuntary Case;

                           (B) appoints a Custodian of the Company, MSX Limited or any Significant Subsidiary of the Company or for any substantial part of the property of the Company or a Significant Subsidiary; or

                           (C) orders the winding up or liquidation of the Company, MSX Limited or any Significant Subsidiary;

         (or any similar relief is granted under any foreign laws) and the order or decree remains unstayed and in effect for 60 days;

                  (x) the rendering of any judgment or decree for the payment of money in excess of $5 million against the Company or a Restricted Subsidiary if such judgment or decree remains unpaid and outstanding for a period of 60 days following such judgment and is not discharged, waived or stayed within 60 days after such judgment or decree thereof; or

                  (xi) a Guaranty ceases to be in full force and effect (other than in accordance with the terms of such Guaranty) or a Guarantor denies or disaffirms its obligations under its Guaranty and such default continues for 10 days.

         The foregoing will constitute Events of Default whatever the reason for such Event of Default and whether it is voluntary or involuntary or is effected by the operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body.

         The term "Bankruptcy Law" means the Bankruptcy Code or any similar federal or state law for the relief of debtors. The term "Custodian" means any receiver, trustee, assignee, liquidator, custodian or similar official under any Bankruptcy Law.

         A Default under clause (iii) or (iv) of this Section 7.1 is not an Event of Default until the Lender notifies the Company of the Default and the Company does not cure such Default within the time specified after receipt of such notice. Such notice must specify the Default, demand that it be remedied and state that such notice is a "Notice of Default".

         The Borrowers shall deliver to the Lender, within 15 days after the occurrence thereof, written notice in the form of an Officers' Certificate of any Event of Default under clause (vii) of this Section 7.1 and any event which with the giving of notice or the lapse of time would become an Event of Default under clause (iii), (iv) or (x) of this Section 7.1, its status and what action the Company is taking or proposes to take with respect thereto.

                  SECTION 7.2. Remedies. Upon the occurrence of any Event of Default described in Section 7.1(viii) (but expressly excluding the other Events of Default in this Article 7), the unpaid principal amount of and accrued interest on the Loans shall automatically become immediately due and payable, without presentment, demand, protest or other requirements of any kind, all of which are hereby expressly waived by the Borrowers, and any obligations of the Lender hereunder shall thereupon terminate, and (ii) upon the occurrence of any other Event of Default, the Lender may, by written notice to the Company, declare the Loans to be, and the same shall forthwith become, due and payable, as specified below, together with accrued interest thereon; provided, that so long as all Lender Obligations have not been indefeasibly paid in full, the Commitments have not been terminated and the Senior Secured Notes and Third Lien Notes have not been indefeasibly paid in full, the Lender will not so declare the Loans to be due and payable under Section 7.1(iii), Section 7.1(iv) (except with respect to any term, covenant or agreement contained in Sections 5.1, 5.2,
5.5 or 5.6), Section 7.1(ix), or Section 7.1(v) or (vi) unless and until the Lender Obligations, Senior Secured Notes or Third Lien Notes are accelerated under similar provisions of the Senior Credit Facility, Senior Secured Notes Indenture or Third Lien Loan Agreement; provided, further, that so long as all Lender Obligations have not been indefeasibly paid in full, the Commitments have not been terminated and the Senior Secured Notes and Third Lien Notes have not been indefeasibly paid in full, with respect to any failure of the Company to perform or comply in any material respect with any term, covenant or agreement contained in Sections 5.1, 5.2, 5.5 or 5.6 the Lender may so declare the Loans to be due and payable only after such failure shall not have been remedied or waived within sixty (60) days after receipt of written notice from the Lender to the Company, the Agent, the Trustee and the Third Lien Lender of such default (other than any occurrence described in the other provisions of this Article 7 for which a different grace or cure period is specified or which constitutes an immediate Event of Default).

                  The Lender may, in addition to the remedies provided above, and subject to the Intercreditor Agreement, exercise and enforce any and all other rights and remedies available to it, whether arising under this Agreement or any other Loan Document or under applicable law, in any manner deemed appropriate by the Lender, including suit in equity, action at law, or other appropriate proceedings, whether for the specific performance (to the extent permitted by law) of any covenant or agreement contained in any other Loan Document or in aid of the exercise of any power granted in any other Loan Document.

                  All proceeds of any realization on the Collateral pursuant to the Security Documents and any payments received by the Lender pursuant to the Guaranties subsequent to and during the continuance of any Event of Default, shall be allocated and distributed by the Lender as follows:

                  (A) First, to the payment of all reasonable costs and expenses, including without limitation all reasonable attorneys' fees, of the Lender in connection with the enforcement of the Security Documents and otherwise administering this Agreement;

                  (B) Second, to the payment of all fees required to be paid under any Loan Document owing to the Lender, for application to payment of such liabilities;

                  (C) Third, to the Lender consisting of interest owing to the Lender, for application to payment of such liabilities;

                  (D) Fourth, to the Lender consisting of principal owing to the Lender, for application to payment of such liabilities;

                  (E) Fifth, to the payment of any and all other amounts owing to the Lender, for application to payment of such liabilities; and

                  (F) Sixth, to the Borrowers, or such other Person as may be legally entitled thereto.

                             ARTICLE 8 MISCELLANEOUS

                  SECTION 8.1.      Participations in Loans and Notes.

                           (a)      Subject to the terms of the Intercreditor
Agreement, the Lender shall have the right at any time, with the prior written consent of the Company, which consent from the Company shall not be unreasonably withheld or delayed and shall not be required if any Event of Default has occurred and is continuing or if such assignment is to an Affiliate of the Lender, to sell, assign, transfer, or negotiate, or grant participation in, all or any part of the Loans or Notes to one or more Persons; provided that Court Square Capital Limited shall at all times retain at least 51% of the aggregate principal amount of the Loans. In the case of any sale, assignment, transfer, or negotiation of all or part of the Loans or Notes as authorized under this
Section 8.1(a), the assignee, transferee, or recipient shall have, to the extent of such sale, assignment, transfer, or negotiation, the same rights, benefits, and obligations as it would if it were a Lender with respect to such Loans or Notes. Unless and Event of Default has occurred or there has been a Change of Control of MSX Limited, any such assignments or transfers shall be made with respect to the Company Notes and U.K. Notes on a pro rata basis based upon the aggregate principal amount of the Notes outstanding at the time of such assignment or transfer.

                           (b)      In connection with any sales, assignments,
or transfers of any Loans or Notes referred to in Section 8.1(a), the Lender shall give notice to the Company, the Agent and the Trustee of the identity of such parties and obtain agreements from the purchasers, assignees and transferees, as the case may be (the "Assignees"), that all information given to such parties will be held in strict confidence pursuant to a confidentiality agreement reasonably satisfactory to the Company. Each Borrower shall maintain a register on which it will record the name and address of the Lender and all Assignees and shall be entitled to treat the holder or holders of record as the Lender for all purposes hereunder.

                           (c)      In the event of an assignment by the Lender,
or any subsequent assignment, the term "Lender" herein shall be deemed to refer to each such Lender, the term "Note" shall be deemed to refer to each "Note", and any action requiring the consent of the Lender shall be deemed to require the consent of Persons holding in excess of 50% of the outstanding principal amount of the Notes.

                  SECTION 8.2. Expenses. Whether or not the transactions contemplated hereby shall be consummated, the Borrowers agree to pay promptly, or reimburse the Lender, as the case may be, for the payment of, on demand, (i) all the actual and reasonable costs and expenses of preparation of the Loan Documents and the Senior Debt Documents and all the costs of furnishing all opinions by counsel for the Borrowers (including, without limitation, any opinions requested by the Lender as to any legal matters arising hereunder), and of each Borrower's performance of and compliance with all agreements and conditions contained herein on its part to be performed or complied with (including all stamp and other taxes and fees payable or determined to be payable in connection with the execution, delivery, filing or recording of the Loan Documents and the Senior Debt Documents and the consummation of the transactions contemplated hereby and thereby, and any and all liabilities with respect to or resulting from any delay in paying or omitting to pay such taxes or fees); (ii) the reasonable fees, expenses, and disbursements of counsel to the Lender in connection with the negotiation, preparation, execution, and administration of the Loan Documents, the Senior Debt Documents and the Loans hereunder, and any amendments and waivers hereto or thereto (other than assignments of, or sales of participations in, the Notes pursuant to Section 8.1) and (iii) after the occurrence of an Event of Default, all costs and expenses (including reasonable attorneys' fees) incurred by the Lender in enforcing any Obligations of or in collecting any payments due from the Borrowers hereunder or under the Notes by reason of such Event of Default or in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a workout, or any insolvency or bankruptcy proceedings.

                  SECTION 8.3. Indemnity. In addition to the payment of expenses pursuant to the terms and conditions of Section 8.2 hereof, whether or not the transactions contemplated hereby shall be consummated, each Borrower (the "Indemnitors") agree to indemnify, pay, and hold the Lender and any holder of the Notes, and the officers, directors, employees, agents, and Affiliates of the Lender and such holders (collectively, the "Indemnitees") harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature whatsoever (including, without limitation, the reasonable fees and disbursements of one counsel for such Indemnitees in connection with any investigative, administrative or judicial proceeding commenced or threatened, whether or not such Indemnitee shall be designated a party thereto), which may be imposed on, incurred by, or asserted against that Indemnitee, in any manner relating to or arising out of this Agreement, the other Loan Documents, the Lender's agreement to make the Loans or the use or intended use of the proceeds of any of the Loans hereunder (the "Indemnified Liabilities"); provided, that the Indemnitors shall not have any obligation to any Indemnitee hereunder with respect to an Indemnified Liability to the extent that such Indemnified Liability arises from the gross negligence or willful misconduct of any other Indemnitee as determined by a court of competent jurisdiction. Each Indemnitee shall give the Indemnitors prompt written notice of any claim that might give rise to Indemnified Liabilities setting forth a description of those elements of such claim of which such Indemnitee has knowledge; provided, that any failure to give such notice shall not affect the obligations of the Indemnitors unless (and then solely to the extent) the Indemnitors are materially prejudiced. The Indemnitors shall have the right at any time during which such claim is pending to select counsel to defend and control the defense thereof and settle any claims for which it is responsible for indemnification hereunder (provided that the Indemnitors will not settle any such claim without (i) the appropriate Indemnitee's prior written consent or (ii) obtaining an unconditional release of the appropriate Indemnitee from all claims arising out of or in any way relating to the circumstances involving such claim) so long as in any such event, the Indemnitors shall have stated in a writing delivered to the Indemnitee that, as between the Indemnitors and the Indemnitee, the Indemnitors are responsible to the Indemnitee with respect to such claim to the extent and subject to the limitations set forth herein; provided, that the Indemnitors shall not be entitled to control the defense of any claim in the event that in the reasonable opinion of counsel for the Indemnitee there are one or more material defenses available to the Indemnitee which are not available to the Indemnitors; provided, further, that with respect to any claim as to which the Indemnitee is controlling the defense, the Indemnitors will not be liable to any Indemnitee for any settlement of any claim pursuant to this Section 8.3 that is effected without its prior written consent. To the extent that the undertaking to indemnify, pay and hold harmless set forth in the preceding sentence may be unenforceable because it is violative of any law or public policy, the Borrowers shall contribute the maximum portion which it is permitted to pay and satisfy under applicable law, to the payment and satisfaction of all Indemnified Liabilities incurred by the Indemnitees or any of them.

                  SECTION 8.4. Amendments and Waivers. No amendment, modification, termination or waiver of any provision of this Agreement or of the Notes, or consent to any departure by the Borrowers therefrom, shall in any event be effective without the written concurrence of the holders of at least 51% of the principal amount of the Loans and the Borrowers and an Officers' Certificate of the Company to the effect that such amendment, modification, termination, or waiver does not violate the Senior Credit Agreement or the Senior Secured Note Indenture; provided, that no amendment, modification, waiver, or consent shall, unless in writing and signed by all the Lenders, do any of the following: (a) increase or subject the Lender to any additional obligations; (b) reduce the principal of, or interest on the Notes payable hereunder pursuant to Section 2.1 or 2.2 hereof; (c) postpone any date fixed for any payment of principal of, or premium or interest on, the Notes or any fees or other amounts payable hereunder; or (d) amend this Section 8.4. Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given. No notice to or demand on the Borrowers in any case shall entitle the Borrowers to any further notice or demand in similar or other circumstances. Any amendment, modification, termination, waiver, or consent effected in accordance with this Section 8.4 shall be binding upon each holder of the Notes at the time outstanding and each future holder of the Notes.

                  SECTION 8.5. Independence of Covenants. All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or be otherwise within the limitation of, another covenant shall not avoid the occurrence of an Event of Default if such action is taken or condition exists.

                  SECTION 8.6. Notices. All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and delivered personally, mailed by certified or registered mail, return receipt requested and postage prepaid, sent via a nationally recognized overnight courier, or via facsimile. Such notices, demands and other communications will be sent to the address indicated below:

                  To the Company or the Borrowers:

                           c/o MSX International, Inc.
                           22355 West Eleven Mile Road
                           Southfield, Michigan 48304-4375
                           Attention: Chief Financial Officer
                           Telecopy No.: (248) 829-6030
                           and

                           c/o MSX International, Inc.
                           22355 West Eleven Mile Road
                           Southfield, Michigan 48304-4375
                           Attention: General Counsel
                           Telecopy No.: (248) 829-6380

                           with copies (which shall not
                           constitute notice to the Company) to:

                           Court Square Capital Limited
                           399 Park Avenue
                           14th Floor, Zone 4
                           New York, New York 10043
                           Attention: Michael Delaney
                           Telecopy No.: (212) 888-2940

                           and

                           Dechert LLP
                           4000 Bell Atlantic Tower
                           1717 Arch Street
                           Philadelphia, Pennsylvania 19103
                           Attention: Craig L. Godshall
                           Telecopy No.: (215) 994-2222

                  To the Lender:

                           c/o Court Square Capital Limited
                           399 Park Avenue
                           14th Floor, Zone 4
                           New York, New York 10043
                           Attention: Michael Delaney
                           Telecopy No.: (212) 888-2940

                           with a copy (which shall not
                           constitute notice to the Lender) to:

                           Dechert LLP
                           4000 Bell Atlantic Tower
                           1717 Arch Street
                           Philadelphia, Pennsylvania 19103
                           Attention: Craig L. Godshall
                           Telecopy No.: (215) 994-2222

or such other address or to the attention of such other Person as the recipient party shall have specified by prior written notice to the sending party; provided, that the failure to deliver copies of notices as indicated above shall not affect the validity of any notice. Any such communication shall be deemed to have been received (i) when delivered, if personally delivered, or sent by nationally-recognized overnight courier or sent via facsimile or (ii) on the third Business Day following the date on which the piece of mail containing such communication is posted if sent by certified or registered mail.

                  SECTION 8.7. Survival of Warranties and Certain Agreements. All agreements, representations and warranties made herein shall survive the execution and delivery of this Agreement, the making of the Loans hereunder and the execution and delivery of the Notes and shall continue until repayment of the Notes and the Obligations in full; provided, that if all or any part of such payment is set aside, the representations and warranties in the Loan Documents shall continue as if no such payment had been made. Notwithstanding anything in this Agreement or implied by law to the contrary, the agreements of the Borrowers set forth in Sections 8.2 and 8.3 shall survive the payment of the Loans and the Notes and the termination of this Agreement.

                  SECTION 8.8. Failure or Indulgence Not Waiver; Remedies Cumulative. No failure or delay on the part of any Lender or any holder of any
Note in the exercise of any power, right or privilege hereunder or under the Notes shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege. All rights and remedies existing under this Agreement or the Note are cumulative to and not exclusive of, any rights or remedies otherwise available.

                  SECTION 8.9. Severability. In case any provision in or obligation under this Agreement or the Notes shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

                  SECTION 8.10. Headings. Section and subsection headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose or be given any substantive effect.

                  SECTION 8.11. Applicable Law. THIS AGREEMENT AND THE NOTES SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICT OF LAWS TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY. MSX LIMITED HAS IRREVOCABLY APPOINTED THE COMPANY AS ITS AUTHORIZED AGENT UPON WHICH PROCESS MAY BE SERVED IN ANY SUCH SUIT OR PROCEEDING, AND AGREES THAT SERVICE OF PROCESS UPON SUCH AGENT, AND WRITTEN NOTICE OF SAID SERVICE TO MSX LIMITED, BY THE PERSON SERVING THE SAME TO MSX INTERNATIONAL, INC., 22355 WEST ELEVEN MILE ROAD SOUTHFIELD, MI 48304-4375, SHALL BE DEEMED IN EVERY RESPECT TO EFFECT SERVICE OF PROCESS UPON MSX LIMITED IN ANY SUCH SUIT OR PROCEEDING.

                  SECTION 8.12. Successors and Assigns; Subsequent Holders of Notes. This Agreement shall be binding upon the parties hereto and their respective successors and assigns and shall inure to the benefit of the parties hereto and the successors and assigns of the Lender. The terms and provisions of this Agreement and all other certificates delivered pursuant to Article 3 shall inure to the benefit of any assignee or transferee of the Notes pursuant to
Section 8.1(a), and in the event of such transfer or assignment, the rights and privileges herein conferred upon the Lender shall automatically extend to and be vested in such transferee or assignee, all subject to the terms and conditions hereof. The Borrowers' rights or any interest therein hereunder may not be assigned without the written consent of the Lender.

                  SECTION 8.13. Consent to Jurisdiction and Service of Process. THE BORROWERS AGREE THAT ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO ANY LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY MAY BE BROUGHT IN ANY COURT OF THE STATE OF NEW YORK LOCATED IN THE CITY OF NEW YORK, OR IN ANY COURT OF THE UNITED STATES OF AMERICA SITTING IN NEW YORK LOCATED IN THE CITY OF NEW YORK, AND THE BORROWERS HEREBY SUBMIT TO AND ACCEPT GENERALLY AND UNCONDITIONALLY THE JURISDICTION OF THOSE COURTS WITH RESPECT TO ITS PERSON AND PROPERTY AND, TO THE EXTENT PERMITTED BY LAW, IRREVOCABLY AGREES TO BE BOUND BY ANY JUDGMENT RENDERED THEREBY IN CONNECTION WITH THIS AGREEMENT SUBJECT, HOWEVER, TO RIGHTS OF

APPEAL. THE BORROWERS FURTHER IRREVOCABLY CONSENT TO THE SERVICE OF PROCESS IN CONNECTION WITH ANY SUCH ACTION OR PROCEEDING BY PERSONAL DELIVERY TO THE COMPANY OR BY THE MAILING THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID TO THE COMPANY AT ITS ADDRESS AS PROVIDED PURSUANT TO SECTION 8.6. NOTHING IN THIS PARAGRAPH SHALL AFFECT THE RIGHT OF THE LENDERS TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR LIMIT THE RIGHT OF THE LENDERS TO BRING ANY SUCH ACTION OR PROCEEDING AGAINST THE BORROWERS OR THEIR PROPERTY IN THE COURTS OF ANY OTHER JURISDICTION. THE BORROWERS HEREBY IRREVOCABLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUCH SUIT OR PROCEEDING IN THE ABOVE DESCRIBED COURTS.

                  SECTION 8.14. Waiver of Jury Trial. EACH BORROWER AND EACH LENDER HEREBY WAIVES, TO THE EXTENT PERMITTED BY APPLICABLE LAW, TRIAL BY JURY IN ANY LITIGATION IN ANY COURT WITH RESPECT TO, IN CONNECTION WITH, OR ARISING OUT OF THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE VALIDITY, PROTECTION, INTERPRETATION, COLLECTION OR ENFORCEMENT THEREOF. NOTWITHSTANDING ANYTHING CONTAINED IN THIS AGREEMENT TO THE CONTRARY, NO CLAIM MAY BE MADE BY THE BORROWERS OR ANY LENDER AGAINST ANY LENDER FOR ANY LOST PROFITS OR ANY SPECIAL, INDIRECT OR CONSEQUENTIAL DAMAGES IN RESPECT OF ANY BREACH OR WRONGFUL CONDUCT (OTHER THAN WILLFUL MISCONDUCT CONSTITUTING ACTUAL FRAUD) IN CONNECTION WITH, ARISING OUT OF OR IN ANY WAY RELATED TO THE TRANSACTIONS CONTEMPLATED HEREUNDER OR UNDER THE OTHER LOAN DOCUMENTS, OR ANY ACT, OMISSION OR EVENT OCCURRING IN CONNECTION THEREWITH. EACH BORROWER AND EACH LENDER HEREBY WAIVES, RELEASES AND AGREES NOT TO SUE UPON ANY SUCH CLAIM FOR ANY SUCH DAMAGES. EACH BORROWER AND EACH LENDER AGREES THAT THIS SECTION IS A SPECIFIC AND MATERIAL ASPECT OF THIS AGREEMENT AND ACKNOWLEDGES THAT THE LENDER WOULD NOT EXTEND TO THE BORROWERS ANY LOANS HEREUNDER IF THIS SECTION WERE NOT PART OF THIS AGREEMENT.

                  SECTION 8.15. Counterparts; Effectiveness. This Agreement and any amendments, waivers, consents, or supplements may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument. This Agreement shall become effective upon the execution of a counterpart hereof by each of the parties hereto, and written or telephonic notification of such execution and authorization of delivery thereof has been received by the Company and the Lender.

                  SECTION 8.16. Entirety. This Agreement and the other Loan Documents embody the entire agreement among the parties and supersede all prior agreements and understandings, if any, relating to the subject matter hereof and thereof.

                  SECTION 8.17. Confidentiality. The Lender shall keep any information delivered or made available by the Borrowers or the Guarantors to it confidential from anyone other than persons employed or retained by the Lender who are expected to become engaged in evaluating, approving, structuring or administering the Loan; provided that nothing herein shall prevent the Lender from disclosing such information (a) to any other Person if reasonably incidental to the administration of the Loan, (b) upon the order of any court or administrative agency or otherwise required by law, (c) upon the request or demand of any regulatory agency or authority, (d) which had been publicly disclosed other than as a result of a disclosure by the Lender prohibited by this Agreement, (e) in connection with any litigation to which the Lender or its subsidiaries or parent corporation may be a party, (f) to the extent necessary in connection with the exercise of any remedy hereunder, (g) to the Lender's legal counsel and independent auditors and (h) subject to a confidentiality agreement containing provisions substantially similar to those contained in this Section made for the benefit of the Borrowers by such actual or proposed participation in or assignee of any Indebtedness incurred hereunder, to any actual or proposed participate or assignee of any of the Indebtedness incurred hereunder.

                  SECTION 8.18. Conversion of Currency. The Borrowers and the Guarantors covenant and agree that the following provisions shall apply to conversion of currency in the case of the Notes and this Agreement:

                           (a)      If for the purpose of obtaining judgment in,
or enforcing the judgment of, any court in any country, it becomes necessary to convert into any other currency (the "judgment currency") an amount due in U.S. dollars, then the conversion shall be caused by the Borrowers and the Guarantors to be made at the rate of exchange prevailing on the Business Day before the day on which the judgment is given or the order of enforcement is made, as the case may be (unless a court shall otherwise determine).

                           (b)      The term "rate(s) of exchange" shall mean
the rate at which the Borrowers or their agent bank located in the City of New York, as the case may be, are able or would have been able on the relevant date to purchase U.S. dollars with the judgment currency other than U.S. dollars referred to in subsections (a) above and includes any costs of exchange payable to such bank in connection with such exchange.

                           (c)      This is an international financing
transaction in which the specification of U.S. dollars and payment in New York, New York, is of the essence, and U.S. dollars shall be the currency of account in all events. The obligation of the Borrowers and Guarantors in respect of any sum due from them to the Lender hereunder or under a Note shall, notwithstanding any judgment in a currency other than U.S. dollars, be discharged only to the extent that on the Business Day following receipt by the Lender of any sum adjudged to be so due in such other currency the Lender purchases U.S. dollars with such other currency; if the U.S. dollars so purchased are less than the sum originally due to the Lender in U.S. dollars, the Company and subsidiary Guarantors with respect to the Company Notes, and MSX Limited and the Guarantors with respect to the U.K. Notes, agree, as a separate obligation and notwithstanding any such judgment, to indemnify the Lender against such loss, and if the U.S.

dollars so purchased exceed the sum originally due to the Lender in U.S. dollars, the Lender agrees to remit to the Borrowers such excess.

                  SECTION 8.19. Acknowledgments. Each Borrower hereby acknowledges that:

                           (a)      it has been advised by counsel in the
negotiation, execution and delivery of this Agreement and the other Loan Documents;

                           (b)      the Lender has no fiduciary relationship
with or duty to the Borrowers arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Lender, on the one hand, and the Borrowers, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

                           (c)      no joint venture is created hereby or by the
other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby between the Lender and the Borrowers.

                  SECTION 8.20.     Reaffirmation; Release.

                           (a)      Each of the Borrowers and the Lender hereby
ratifies, affirms and reaffirms in all respects its obligations and undertakings under each Loan Document (including without limitation, the Security Documents) to which it is a party, including without limitation, all terms, conditions, representations and covenants in each of the Loan Documents (as applicable) and agrees that all references therein to the Loan Agreement shall be deemed to refer to the Loan Agreement as amended and restated by this Agreement.

                           (b)      Each of the Borrowers and the Lender hereby
acknowledges (i) the continued existence, validity and enforceability of each Loan Document (including without limitation, the Security Documents) to which it is a party, and agrees that the terms and conditions, representations and covenants of each such Loan Document are binding upon it and (ii) subsequent to, and after taking into account of all the terms and conditions of this Agreement, each Loan Document (including without limitation, the Security Documents) is and shall remain in full force and effect in accordance with the terms thereof.

                           (c)      Each Borrower represents and warrants that
it is not aware of any claims or causes of action against the Lender or any of its successors or assigns arising from or in any way related to this Agreement, the Original Agreement or any of the other Loan Documents. NOTWITHSTANDING THIS REPRESENTATION AND AS FURTHER CONSIDERATION FOR THE AGREEMENTS AND UNDERSTANDINGS HEREIN, EACH BORROWER, ON BEHALF OF ITSELF AND ITS EMPLOYEES, AGENTS, EXECUTORS, HEIRS, SUCCESSORS AND ASSIGNS, HEREBY RELEASES THE LENDER, ITS PREDECESSORS, OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, ATTORNEYS, AFFILIATES, SUBSIDIARIES, SUCCESSORS AND ASSIGNS, FROM ANY LIABILITY, CLAIM, RIGHT OR CAUSE OF ACTION WHICH NOW EXISTS OR HEREAFTER ARISES AS A RESULT OF ACTS, OMISSIONS OR EVENTS OCCURRING ON OR PRIOR TO THE

DATE HEREOF, WHETHER KNOWN OR UNKNOWN, ARISING FROM OR IN ANY WAY RELATED TO THIS AGREEMENT, THE ORIGINAL AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS.

                                    * * * * *

                  IN WITNESS WHEREOF the due execution hereof by the respective duly authorized officers of the undersigned as of the date first written above.

                                             MSX INTERNATIONAL, INC.

                                             By: /s/ Frederick K. Minturn
                                                 -------------------------------
                                                 Name:  Frederick K. Minturn
                                                 Title: Vice President

                                             MSX INTERNATIONAL LIMITED

                                             By: /s/ Frederick K. Minturn
                                                 -------------------------------
                                                 Name:  Frederick K. Minturn
                                                 Title: Director

                                             COURT SQUARE CAPITAL LIMITED

                                             By: /s/ Michael Delaney
                                                 -------------------------------
                                                 Name:  Michael Delaney
                                                 Title: Vice President

                                     - 75 -